Exhibit 10.11

FIVE-YEAR CREDIT AGREEMENT

Dated as of November 15, 2006

THE KROGER CO., an Ohio corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan Chase”), as an Issuing Bank (as defined below) and as an administrative agent (in such capacity, an “Administrative Agent”) for the Lenders (as hereinafter defined) and the Issuing Banks and paying agent (in such capacity, the “Paying Agent”) for the Lenders and the Issuing Banks, CITIBANK, N.A. (“Citibank”), as an Issuing Bank and as an administrative agent (in such capacity, an “Administrative Agent”; the Administrative Agents and the Paying Agent are, collectively, the “Agents”) for the Lenders and the Issuing Banks, and BANK OF AMERICA, N.A., THE ROYAL BANK OF SCOTLAND PLC, UNION BANK OF CALIFORNIA, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, as co-syndication agents for the Lenders and the Issuing Banks, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired EBITDA” means, for any period, with respect to any Acquired Entity, (a) the sum of (i) Acquired Net Income for such period, (ii) depreciation and amortization expense for such period, (iii) interest expense net of interest income for such period, (iv) Federal and state income taxes for such period as determined in accordance with GAAP, (v) extraordinary losses that have been included in the calculation of Acquired Net Income for such period, (vi) LIFO charges included in the calculation of Acquired Net Income for such period and (vii) non-cash charges made with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106 minus (b) the sum of (i) extraordinary gains that have been included in the calculation of Acquired Net Income for such period and (ii) LIFO credits included in the calculation of Acquired Net Income for such period.

“Acquired Entity” means any Person in the Borrower’s line of business or the assets of any Person in the Borrower’s line of business to be invested in or acquired.

“Acquired Entity Fiscal Quarter” means, with respect to any Acquired Entity, any fiscal quarter of such Acquired Entity.

“Acquired Net Income” means, for any period, with respect to any Acquired Entity, the net income of such Acquired Entity for such period before the payment of dividends on all capital stock, determined in accordance with GAAP.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit D.

“Advance” means a Revolving Credit Advance, drawings under Letters of Credit or a Competitive Bid Advance.

“Affiliate” means, with respect to any designated Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons, or holds or beneficially owns 10% or more of the equity interest in the other Person or 10% or more of any class of voting securities of the other Person. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Anniversary Date” means November 15, 2007 and November 15 in each succeeding calendar year occurring during the term of this Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender specified in a notice of such Lender to the Paying Agent as such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” means, on any date, a percentage per annum determined by reference to the Borrower’s Performance Level in effect on such date as set forth below:

Performance Level	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances, Standby Letters of Credit and Documentary Letters of Credit
Level 1	0.000%	0.190%
Level 2	0.000%	0.230%
Level 3	0.000%	0.270%
Level 4	0.000%	0.400%
Level 5	0.000%	0.475%
Level 6	0.000%	0.575%

“Applicable Percentage Ratio” means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (a) Consolidated EBITDA for such Rolling Period to (b) Consolidated Total Interest Expense for such Rolling Period.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and to the extent required by Section 8.06, accepted by the Borrower and the Administrative Agents, in substantially the form of Exhibit B hereto or such other form as shall be approved by the Administrative Agents.

“Assuming Lender” has the meaning specified in Section 2.17(c).

“Assumption Agreement” has the meaning specified in Section 2.17(c).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating rate per annum equal to the highest from time to time of:

(a) the rate of interest announced publicly by JPMorgan Chase in New York, New York, from time to time, as JPMorgan Chase’s base rate;

(b) the sum (adjusted to the nearer 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by JPMorgan Chase on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Paying Agent from three New York certificate of deposit dealers of recognized standing selected by the Paying Agent, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for JPMorgan Chase with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the daily annual assessment rates estimated by JPMorgan Chase for determining the current annual assessment payable by JPMorgan Chase to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of JPMorgan Chase in the United States; and

(c) a rate equal to 1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a).

“Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Lease Obligation” means, with respect to any lessee, the obligations under any lease of property that, in accordance with GAAP, should be capitalized on such lessee’s balance sheet.

“Change of Control” means any one or more of the following events:

(a) the acquisition, by contract or otherwise (including the entry into a contract or arrangement that upon consummation will result in such acquisition), by any Person or group (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations pertaining thereto), other than the trusts for the employee benefit plans (as defined in Section 3(2) of ERISA) maintained by the Borrower or any Subsidiary of the Borrower that is an ERISA Affiliate, of beneficial ownership (within the meaning of Rule 13d-3, or any regulation or ruling promulgated to replace or supplement Rule 13d-3, of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Borrower representing 20% or more of the voting power of all securities of the Borrower, or

(b) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such period were directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least 75% of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least 75% of the Board of Directors of the Borrower.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Paying Agent pursuant to Section 8.06(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.19.

“Commitment Date” has the meaning specified in Section 2.19(b).

“Commitment Increase” has the meaning specified in Section 2.19(a).

“Competitive Bid Advance” means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.01(b).

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted by the Borrower under the competitive bidding procedure described in Section 2.01(b).

“Consenting Lender” has the meaning specified in Section 2.17(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 4.01(e).

“Consolidated Cash Interest Expense” means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capital Lease Obligations) on all Debt of the Borrower and its Subsidiaries on a Consolidated basis for such period, including (a) commissions and other fees and charges payable in connection with Letters of Credit and other letters of credit, (b) net payments payable in connection with all Interest Rate Agreements, (c) interest capitalized during construction and (d) cash dividends paid in respect of any preferred stock issued by the Borrower, but excluding, however, the sum of (i) interest expense not payable in cash, (ii) amortization of discount and deferred debt expense and (iii) gains and losses due to the extinguishment of Debt, all as determined in conformity with GAAP.

“Consolidated EBITDA” means, for any period, on a Consolidated basis for the Borrower and its Subsidiaries, (a) the sum of (i) Consolidated Net Income for such period, (ii) depreciation and amortization expense for such period, (iii) interest expense net of interest income for such period, (iv) Federal and state income taxes for such period as determined in accordance with GAAP, (v) extraordinary losses (and any unusual losses in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary losses (determined in accordance with GAAP) that have been included in the calculation of Consolidated Net Income) for such period, (vi) LIFO charges that have been included in the calculation of Consolidated Net Income for such period and (vii) non-cash charges made with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106 minus (b) the sum of (i) extraordinary gains (and any unusual gains in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary gains (determined in accordance with GAAP) that have been included in the calculation of Consolidated Net Income) for such period and (ii) LIFO credits that have been included in the calculation of Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period, before the payment of dividends on all capital stock, determined in accordance with GAAP.

“Consolidated Rental Expense” means, for any period, the aggregate rental expense (including any contingent or percentage rental expense) of the Borrower and its Subsidiaries on a Consolidated basis for such period (excluding real estate taxes and common area maintenance charges) in respect of all rent obligations under all operating leases for real or personal property minus any rental income of the Borrower and its Subsidiaries on a Consolidated basis for such period, all as determined in conformity with GAAP.

“Consolidated Total Interest Expense” means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capital Lease Obligations) on all Debt of the Borrower and its Subsidiaries on a Consolidated basis for such period, including (a) commissions and other fees and charges payable in connection with Letters of Credit and other letters of credit, (b) net payments payable in connection with all Interest Rate Agreements and (c) cash dividends paid in respect of any preferred stock issued by the Borrower, but excluding, however, (i) amortization of deferred debt expense (ii) interest capitalized during construction and (iii) gains and losses due to the extinguishment of Debt, all as determined in conformity with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.02(b), 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with the Letters of Credit, letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange into debt securities, convert into debt securities or otherwise acquire for value (i) any capital stock of such Person or (ii) any warrants, rights or options to acquire such capital stock, now or hereafter outstanding), (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations of such Person, (e) all Debt referred to in clause (a), (b), (c) or (d) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (f) all Guaranteed Debt of such Person and (g) any preferred stock of such Person that is classified as a liability on such Person’s Consolidated balance sheet.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(b)

“Documentary Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility in support of trade obligations incurred in the ordinary course of business and that includes, as a condition to drawing thereunder, the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected security interest in the goods covered thereby.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or the Assumption Agreement, as the case may be, pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Paying Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Administrative Agents and the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means all current and future Federal, state, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or the Assumption Agreement, as the case may be, pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Paying Agent.

“Eurodollar Rate” means, with respect to each day during each Interest Period for a Eurodollar Rate Advance, the rate of interest determined on the basis of the rate for deposits in United States dollars for a period equal to such Interest Period appearing on Page 3750 of the Moneyline Telerate Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Moneyline Telerate Markets Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Paying Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be an interest rate per annum equal to the rate of interest (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance to be outstanding during such Interest Period (or, if such Reference Bank shall not have a Eurodollar Rate Advance that is to be outstanding during such Interest Period, in an amount equal to $1,000,000) and for a period equal to such Interest Period. The Eurodollar Rate for an Interest Period shall be determined by the Paying Agent on the basis of applicable rates furnished to and received by the Paying Agent two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” means the reserve percentage under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined).

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” has the meaning specified in Section 3.01(i).

“Existing Lenders” has the meaning specified in Section 2.01(c)(ii).

“Existing Letters of Credit” means each standby Letter of Credit that (a) was issued for the account of the Borrower by one of the issuing banks under an Existing Credit Agreement that is also an Issuing Bank under this Agreement, (b) is outstanding on the Closing Date and (c) is listed on Schedule 2.01(c).

“Extension Date” has the meaning specified in Section 2.17(b).

“Facility Fee Percentage” means, on any date, a percentage per annum determined by reference to the Borrower’s Performance Level in effect on such date as set forth below:

Performance Level	Facility Fee Percentage
Level 1	0.060%
Level 2	0.070%
Level 3	0.080%
Level 4	0.100%
Level 5	0.125%
Level 6	0.175%

“Facility Fees” has the meaning specified in Section 2.04.

“Facility Usage” means, at any time, without duplication, the sum of (a) the amount of Advances outstanding at such time and (b) the aggregate Available Amount of outstanding Letters of Credit.

“Federal Funds Rate” means a fluctuating rate per annum equal for each day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any corporation, the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fiscal Quarter” means (a) with respect to the first Fiscal Quarter of any Fiscal Year, the first 16 calendar weeks of such Fiscal Year, (b) with respect to the second Fiscal Quarter of such Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year, (c) with respect to the third Fiscal Quarter of any Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year and (d) with respect to the last Fiscal Quarter of any Fiscal Year, the period of time after the first three Fiscal Quarters of such Fiscal Year through the last day of such Fiscal Year.

“Fiscal Year” means a year of 364 or 371 days, as the case may be, ending on the Saturday closest to the 31st day of January in any calendar year, and such Fiscal Year, when referred to from time to time herein by reference to a calendar year shall be the Fiscal Year that includes February 28th of such calendar year.

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (a) the sum of (i) Consolidated EBITDA for such Rolling Period and (ii) Consolidated Rental Expense for such Rolling Period to (b) the sum of (i) Consolidated Cash Interest Expense for such Rolling Period and (ii) Consolidated Rental Expense for such Rolling Period.

“Fixed Rate” means, for the period for each Fixed Rate Advance comprising part of the same Competitive Bid Borrowing, the fixed interest rate per annum determined for such Advance, as provided in Section 2.01(b).

“Fixed Rate Advance” means a Competitive Bid Advance that bears interest at a fixed rate per annum determined as provided in Section 2.01(b).

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit E, among the Guarantors and the Paying Agent, as amended, supplemented or otherwise modified from time to time in compliance with Section 8.01.

“Guaranteed Debt” of any Person means all Debt referred to in clause (a), (b), (c), (d) or (e) of the definition of the term “Debt” in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, but excluding leases at a rental at least as favorable to the Borrower as could be obtained in an arm’s-length transaction with a party that is not an Affiliate.

“Guarantor” means (a) each existing and hereafter created or acquired Material Subsidiary of the Borrower and (b) each other existing or hereafter acquired Subsidiary of the Borrower designated from time to time by the Borrower as a Guarantor.

“Hazardous Materials” means any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Information Memorandum” means the information memorandum dated October 20, 2006 used by the Agents in connection with the syndication of the Commitments.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be seven days, one, two, three or six months (or, if available from all the Lenders, nine months), as the Borrower may, upon notice received by the Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the latest Termination Date then in effect;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interest Rate Agreement” means any forward contract, forward option, futures contract, futures option, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement entered into by the Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means any Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Paying Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register).

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.17 or Section 2.19 and each Person that shall become a party hereto pursuant to Section 8.06.

“Letter of Credit” means any Standby Letter of Credit and any Documentary Letter of Credit.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Collateral” has the meaning specified in Section 6.02(b).

“Letter of Credit Collateral Account” has the meaning specified in Section 6.02(a).

“Letter of Credit Documents” has the meaning specified in Section 2.18.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $750,000,000 and (b) the aggregate amount of the Commitments, as in effect from time to time.

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum aggregate amount then available to be drawn under the Letters of Credit outstanding at such time (the determination of such maximum amount to assume the occurrence of, and compliance with, all conditions for drawing referred to therein) plus (b) the aggregate amount of the Borrower’s obligations then outstanding under this Agreement in respect of the Letters of Credit, including all Advances resulting from drawings under Letters of Credit and all fees and expenses in respect of the Letters of Credit payable pursuant to Section 2.04.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, lease, sublease, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIFO” means the pretax charge against income determined by using the last-in-first-out method of valuing inventory.

“Loan Documents” means this Agreement and Notes, if any, the Letter of Credit Documents and each Guarantee Agreement.

“Material Adverse Change” means any material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Administrative Agents, the Paying Agent, the Issuing Banks or the Lenders under any Loan Document.

“Material Subsidiary” of the Borrower means, at any time, any Subsidiary of the Borrower (other than any Subsidiary of the Borrower that is a captive insurance company) having (a) assets with a value of not less than 5% of the total value of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, or (b) Consolidated EBITDA not less than 5% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed Fiscal Year of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Debt” means, on a Consolidated basis for the Borrower and its Subsidiaries as of any date, (a) Debt minus (b) the sum as of such date of (i) the aggregate outstanding amount of Debt represented by investments made by the Borrower in Debt of another Person in connection with a real estate transaction, so long as the Borrower or one of its Subsidiaries is or becomes an anchor tenant of the real estate development with respect thereto and no more than two anchor tenants exist with respect to such real estate development or the Borrower or one of its Subsidiaries has a contractual obligation to make lease or other payments to such Person as a result of the real estate transaction in which such Debt was issued and (ii) the aggregate amount of Permitted Investments in excess of $100,000,000.

“Non-Consenting Lender” has the meaning specified in Section 2.17(b).

“Note” has the meaning specified in Section 2.15.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.01(b).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Paying Agent’s Account” means the account of the Paying Agent maintained by the Paying Agent at JPMorgan with its office at 111 Fannin Street, 10th Floor, Houston , Texas, Account No. 323-243312, Attention: Loan and Agency Services.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Performance Level” means, as of any date of determination, the numerically lowest level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

Level 1	The Public Debt Rating is A, A2 or A or better by two of S&P, Moody’s or Fitch, respectively, or the Applicable Percentage Ratio is 7.75:1.00 or greater;

Level 2	The Public Debt Rating is A-, A3 or A- or better by two of S&P, Moody’s or Fitch, respectively, or the Applicable Percentage Ratio is 7.25:1.00 or greater but less than 7.75:1.00;

Level 3	The Public Debt Rating is BBB+, Baa1 or BBB+ by two of S&P, Moody’s or Fitch, respectively, or the Applicable Percentage Ratio is 6.75:1.00 or greater but less than 7.25:1.00;

Level 4	The Public Debt Rating is BBB, Baa2 or BBB by two of S&P, Moody’s or Fitch, respectively, or the Applicable Percentage Ratio is 6.25:1.00 or greater but less than 6.75:1.00;

Level 5	The Public Debt Rating is BBB-, Baa3 or BBB- by two of S&P, Moody’s or Fitch, respectively, or the Applicable Percentage Ratio is 5.75:1.00 or greater but less than 6.25:1.00;

Level 6	The Public Debt Rating is lower than BBB-, Baa3 or BBB- by two of S&P, Moody’s or Fitch and the Applicable Percentage Ratio is lower than 5.75:1.00;

provided (a) if any rating established or deemed to have been established by S&P, Moody’s or Fitch shall be changed (other than as a result of a change in the rating system of any of S&P, Moody’s or Fitch), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change, (b) any change in the Performance Level based on a change in the Applicable Percentage Ratio shall be effective for all purposes on and after the date of delivery to the Administrative Agents of a certificate of the Borrower with respect to the financial statements to be delivered, as applicable, pursuant to Section 5.01(h) for the most recently ended Fiscal Quarter, (c) if two of the Public Debt Ratings by S&P, Moody’s and Fitch and the Applicable Percentage Ratio shall fall within different Levels the Applicable Margin, the Facility Fee Percentage and the Utilization Fee Percentage shall be determined based upon the higher Level (it being understood that Level 1 is the highest Level and Level 6 is the lowest Level) and (d) notwithstanding the foregoing provisions of clause (b), no increase in the Performance Level shall be effective if any Default shall have occurred and be continuing. Any change in the Performance Level shall be effective on the effective date of such change in the applicable Performance Level and shall apply to all Eurodollar Rate Advances made or continued on or after the commencement of the period (and to Base Rate Advances that are outstanding at any time during the period) commencing on the effective date of such change in the applicable Performance Level and ending on the date immediately preceding the effective date of the next such change in the applicable Performance Level.

“Permitted Investments” means (a) cash, (b) readily marketable securities issued or guaranteed by the government of the United States of America or any agency thereof having a maturity at the time of issuance not exceeding one year, (c) commercial paper rated at least A-1 by S&P, P-1 by Moody’s or F-1 by Fitch, in each case having a maturity at the time of issuance not exceeding 270 days, (d) commercial paper rated at least A-2 by S&P, P-2 by Moody’s or F-2 by Fitch, in each case having a maturity at the time of issuance not exceeding 30 days and not exceeding for any issuer thereof $50,000,000, and (e) certificates of deposit of or time deposits with any commercial bank, the long-term debt of which has been assigned a rating of at least BBB by S&P or A3 by Moody’s and which is a Lender and is organized and existing or doing business under the laws of the United States of America or any state thereof or the District of Columbia.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government (domestic or foreign) or any political subdivision or agency thereof.

“Plan” means any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Facility Fee Percentage and the Utilization Fee Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Facility Fee Percentage and the Utilization Fee Percentage will be set in accordance with the Applicable Percentage Ratio; (c) if the ratings established by S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin, the Facility Fee Percentage and the Utilization Fee Percentage shall be based upon the highest rating of two such agencies; (d) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, or any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of such amendment, the Applicable Margin, the Facility Fee Percentage and the Utilization Fee Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Reference Banks” means JPMorgan Chase, Citibank, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch.

“Register” has the meaning specified in Section 8.06(d).

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means, at any time, Lenders holding at least 51% of the then aggregate unpaid principal amount of all outstanding Advances (other than Competitive Bid Advances) or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

“Responsible Officer” of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Rolling Period” means, in respect of any Fiscal Quarter, such Fiscal Quarter and the three preceding Fiscal Quarters.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” means a Letter of Credit other than a Documentary Letter of Credit, including direct-pay Letters of Credit.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of (a) November 15, 2011, subject to the extension thereof pursuant to Section 2.17, and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Trade-Related Letters of Credit” means Documentary Letters of Credit and Standby Letters of Credit issued in support of trade obligations incurred in the ordinary course of business.

“Type” has the meaning specified in the definition of Revolving Credit Advance, and refers to the distinction between Base Rate Advances and Eurodollar Rate Advances.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and remain outstanding at such time.

“Utilization Fee Percentage” means, as of any date that the aggregate Advances exceed 50% of the aggregate Commitments, a percentage per annum determined by reference to the Borrower’s Performance Level in effect on such date as set forth below:

Performance Level	Utilization Fee Percentage
Level 1	0.100%
Level 2	0.100%
Level 3	0.100%
Level 4	0.100%
Level 5	0.100%
Level 6	0.100%

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount not to exceed such Lender’s Unused Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) The Competitive Bid Advances. (i) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.01(b) from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the latest Termination Date then in effect in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances plus the Available Amount of Letters of Credit then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders.

(A) The Borrower, either directly or through the Specified Administrative Agent (as defined in paragraph (B) below), may request a Competitive Bid Borrowing or Competitive Bid Borrowings under this Section 2.01(b) by delivering to the Paying Agent and some or all of the Lenders, by telephone, confirmed immediately in writing or by telecopier, a notice of a Competitive Bid Borrowing or Borrowings (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit A-2 or in such other form as the Administrative Agents and the Borrower may agree upon specifying the date and aggregate amount of the proposed Competitive Bid Borrowing, the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date that is 27 days after the date of such Competitive Bid Borrowing in the case of Eurodollar Rate Advances, may not be later than the date that is 270 days after the date of such Competitive Bid Borrowing in the case of Fixed Rate Advances, and in any case may not be later than the latest Termination Date then in effect), whether the Lenders should offer to make Fixed Rate Advances or Eurodollar Rate Advances, the interest payment date or dates relating thereto and any other terms to be applicable to such Competitive Bid Borrowing, not later than (1) 11:00 a.m. (New York City time) on the same Business Day as any proposed Competitive Bid Borrowing consisting of Fixed Rate Advances and (2) 12:00 noon (New York City time) at least three Business Days, or, if through the Specified Administrative Agent, 10:00 a.m. (New York City time) at least four Business Days prior to the date of a proposed Competitive Bid Borrowing consisting of Eurodollar Rate Advances.

(B) Each Lender so notified may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances (which Competitive Bid Advances may, subject to the provisos to the first sentence to this Section 2.01(b), have a principal amount exceeding such Lender’s Commitment) to the Borrower as part of such proposed Competitive Bid Borrowing at a Fixed Rate or Fixed Rates or a margin or margins relative to the Eurodollar Rate, as requested by the Borrower. Each Lender electing to make such an offer shall do so by notifying the Borrower or one of the Administrative Agents, as shall be specified in the Notice of Competitive Bid Borrowing (the “Specified Administrative Agent”), before such time and date as is specified in the Notice of Competitive Bid Borrowing in paragraph (A) above, of the minimum amount and maximum amount of each Competitive Bid Advance that such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amount may exceed such Lender’s Commitment), the Fixed Rate or Rates or margin or margins relative to the Eurodollar Rate, as requested by the Borrower, that such Lender would be willing to accept for such Competitive Bid Advance and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance, provided that, if the Specified Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 15 minutes prior to the Borrower’s deadline specified in paragraph (A) above on the date on which notice of such election is to be given to such Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Specified Administrative Agent, before such time as is specified in the Notice of Competitive Bid Borrowing on the date on which notice of such election is to be given to the Borrower or the Specified Administrative Agent, as the case may be, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing, provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(C) The Borrower (either directly or through the Specified Administrative Agent) shall, in turn, before such time and date as is specified in the Notice of Competitive Bid Borrowing, either

(1) cancel such Competitive Bid Borrowing by giving the Lenders who received notice pursuant to paragraph (A) above notice to that effect, or

(2) accept one or more of the offers (or portions of such offers) made by any Lender or Lenders pursuant to paragraph (B) above, in its sole discretion, by giving notice to the applicable Lender or Lenders of the amount of each Competitive Bid Advance to be made by each Lender as part of such Competitive Bid Borrowing, with simultaneous notice thereof to the Paying Agent, and reject any remaining offers made by Lenders pursuant to paragraph (B) above by giving them notice to that effect.

(D) If the Borrower notifies the Paying Agent that such Competitive Bid Borrowing is canceled pursuant to paragraph (C)(1) above, the Borrower or the Specified Administrative Agent, as the case may be, shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(E) If the Borrower accepts one or more of the offers (or portions of such offers) made by any Lender or Lenders pursuant to paragraph (C)(2) above, the Borrower or the Specified Administrative Agent, as the case may be, shall in turn promptly notify each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing.

(ii) Each Lender that is to make a Competitive Bid Advance as part of a Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the Notice of Competitive Bid Borrowing relating thereto, make available for the account of its Applicable Lending Office to the Paying Agent in same day funds, such Lender’s ratable portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Paying Agent of such funds, the Paying Agent will make such funds available to the Borrower. Promptly after each Competitive Bid Borrowing, the Paying Agent will notify each Lender of the amount and tenor of the Competitive Bid Borrowing.

(iii) Each Competitive Bid Borrowing shall be in an aggregate principal amount of not less than $1,000,000. Following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitations set forth in the proviso to the first sentence of subsection (i) above.

(iv) Within the limits and on the conditions set forth in this Section 2.01(b), the Borrower may from time to time borrow under this Section 2.01(b), repay or prepay pursuant to subsection (v) below, and reborrow under this Section 2.01(b).

(v) The Borrower shall repay to the Paying Agent for the account of each Lender that has made, or holds the right to repayment of, a Competitive Bid Advance on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (i)(A) above) the then-unpaid principal amount of such Competitive Bid Advance. The Borrower shall not have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (i)(A) above.

(vi) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from and including the date of such Competitive Bid Advance to but excluding the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance (including any rate specified for past due amounts) specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (i)(B) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (i)(A) above.

(c) The Letters of Credit. (i) Upon the terms and subject to the conditions hereinafter set forth, the Borrower may request any Issuing Bank to issue, and any such Issuing Bank may in its discretion issue, letters of credit (each, a “Letter of Credit”) for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the latest Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. Each Letter of Credit (other than Existing Letters of Credit) shall be for a period of no more than one year or shall be renewable or terminable (upon no more than 180 days’ notice) annually and, in each case, shall contain such terms and conditions as may be acceptable to the Administrative Agents and the Issuing Bank in their sole discretion, but in any event shall expire no later than 30 days prior to the latest Termination Date in effect at the date of issuance thereof, provided that Letters of Credit having an aggregate Available Amount of not more than $25,000,000 may have an expiration date of later than one year from the date of issuance, but in any event shall expire no later than 30 days prior to the latest Termination Date; provided further that no Letter of Credit shall have an expiration date later than 30 days prior to the Termination Date of Lenders having Commitments in an amount equal to or exceeding the available undrawn amount of all Letters of Credit after giving effect to the issuance of such Letter of Credit. The Issuing Bank may, in its sole discretion, renew such Letter of Credit, and such renewal shall in any case be subject to the conditions specified herein. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(c).

(ii) Each letter of credit listed on Schedule 2.01(c) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. Effective as of the Closing Date, the lenders under each Existing Credit Agreement (the “Existing Lenders”) will be deemed to have sold and transferred an undivided interest and participation, pro rata to such Existing Lender’s “Commitment” under such Existing Credit Agreement, in respect of the Existing Letters of Credit and each Lender under this Agreement will be deemed to have purchased and received, without further action on the part of any party, an undivided interest and participation in such Existing Letters of Credit, equal to such Lender’s Ratable Share.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing (other than a Borrowing resulting from a drawing under a Letter of Credit) shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Paying Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Paying Agent at the Paying Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Paying Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Paying Agent will make such funds available to the Borrower at the Paying Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above or Section 2.09 to the contrary notwithstanding,

(i) if the Eurodollar Rate cannot be determined by reference to the Moneyline Telerate Service page 3750 or such other publicly available service agreed by the Paying Agent and the Borrower and fewer than two Reference Banks furnish timely information to the Paying Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances, (A) the Paying Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances, (B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (C) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Paying Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist,

(ii) if, with respect to any Eurodollar Rate Advances, the Lenders required to make at least 51% of such Eurodollar Rate Advances notify the Paying Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances for such Interest Period, the Paying Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Paying Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and

(iii) if the Borrower shall select an Interest Period of nine months for any Eurodollar Rate Advances and any Lender shall notify the Paying Agent that the Eurodollar Rate for such Interest Period will not adequately reflect the cost to such Lender of making or funding its Eurodollar Rate Advance for such Interest Period, the Paying Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (B) the obligations of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances having an Interest Period of nine months shall be suspended until the Paying Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower and, in respect of any Revolving Credit Borrowing comprised of or including Eurodollar Rate Advances specified in such Notice of Revolving Credit Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure by the Borrower to borrow on the date specified in the Notice of Revolving Credit Borrowing for such Borrowing, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, solely as a result of such failure, is not made on such date. Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(d) Unless the Paying Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Paying Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Paying Agent may assume that such Lender has made such portion available to the Paying Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Paying Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made available to the Paying Agent on the date of any Revolving Credit Borrowing such Lender’s ratable portion of such Borrowing, such Lender agrees, and the Borrower agrees, to pay or repay to the Paying Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Paying Agent, at (in the case of such Lender) the Federal Funds Rate and (in the case of the Borrower) the Base Rate plus the Applicable Margin (provided that such payment at the Federal Funds Rate or the Base Rate (plus the Applicable Margin) with respect to any Eurodollar Rate Advance shall not affect the status of such Advance as a Eurodollar Rate Advance). If such Lender shall pay to the Paying Agent such amount, the amount so paid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement from and including the date of such Revolving Credit Borrowing.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Paying Agent prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, in substantially the form of Exhibit A-3, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit and (D) name and address of the beneficiary of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank may, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, in accordance with Section 2.03(c), each Lender hereby absolutely and unconditionally agrees to pay to the Paying Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Base Rate Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.19, an assignment in accordance with Section 8.06 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Paying Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Paying Agent and the Borrower, each Lender shall pay to the Paying Agent such Lender’s Ratable Share of such outstanding Advance. Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Paying Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Paying Agent, such Lender agrees to pay to the Paying Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Paying Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Paying Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Paying Agent (with a copy to the Borrower) on the first Business Day after the Issuance, expiration, drawing or change of Available Amount of any Letter of Credit, a report in the form of Exhibit F hereto or such other form as is reasonably acceptable to the Paying Agent and (ii) to the Paying Agent (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Facility Fees. The Borrower agrees to pay to the Paying Agent for distribution to each Lender until the Termination Date applicable to such Lender a facility fee (the “Facility Fee”) with respect to such Lender’s Commitment, at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the aggregate amount of such Lender’s Commitment, regardless of usage. The Facility Fees will commence to accrue on the date of execution of this Agreement and will be payable in arrears on (i) the Effective Date, (ii) on the third day of each January, April, July and October and (iii) on the Termination Date applicable to such Lender.

(b) Paying Agent’s Fees. The Borrower agrees to pay to the Paying Agent, for its own account, such fees as may from time to time be agreed between the Borrower and the Paying Agent.

(c) Letter of Credit Fees. (i) Upon the issuance, extension or renewal of each Letter of Credit by an Issuing Bank, the Borrower agrees to pay to such Issuing Bank a fee in an amount to be agreed upon between such Issuing Bank and the Borrower, payable on the date of such issuance (or on such other date as may be agreed upon by such Issuing Bank and the Borrower).

(ii) The Borrower agrees to pay to the Paying Agent, for the ratable benefit of the Lenders (determined in accordance with the respective amounts of their Commitments), a letter of credit fee at the Applicable Margin on the maximum Available Amount of outstanding Letters of Credit issued pursuant to Section 2.01(c) for the account of the Borrower, in each case payable quarterly in arrears on the third day of each January, April, July and October after the date of issuance until the date each such Letter of Credit shall expire or terminate in accordance with its terms and on the date of such expiration or termination.

(d) Transfer Fee; Amendment Fee. (i) The Borrower agrees to pay to each Issuing Bank, upon each transfer or amendment of a Letter of Credit issued for the account of the Borrower, the normal and customary transfer fee or amendment fee, as the case may be (or such other fee as the Borrower and such Issuing Bank may agree upon), charged by such Issuing Bank upon the transfer or amendment of letters of credit.

(e) Letter of Credit Expenses. The Borrower agrees to pay to each Issuing Bank, on demand, sums equal to any and all reasonable charges such Issuing Bank may assess, and expenses that such Issuing Bank may pay or incur, relative to the issuance by such Issuing Bank of any Letter of Credit issued for the account of the Borrower or to presentment to, or to a payment by, the Issuing Bank thereunder.

SECTION 2.05. Termination or Reduction of the Commitments. (a) The Commitment of each Lender shall be automatically terminated on the Termination Date applicable to such Lender.

(b) The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agents, to terminate in whole, or, subject to Section 2.19, permanently reduce ratably in part (in a minimum principal amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof), the Unused Commitments).

(c) The Letter of Credit Facility shall not be reduced until such time as the Commitments shall equal such Letter of Credit Facility, and thereafter shall reduce proportionately with any reduction in the amount of the Commitments pursuant to this Section 2.05.

SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall repay to the Paying Agent for the account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances owing to such Lender on such date.

SECTION 2.07. Interest on Revolving Credit Advances. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin plus (z) the Utilization Fee Percentage, if any, payable quarterly in arrears on the third day of each January, April, July and October and on the date such Base Rate Advance shall be Converted into a Eurodollar Rate Advance or paid in full; provided that commencing on the date and during the continuance of any Event of Default the applicable interest rate for all outstanding Base Rate Advances shall be a rate per annum equal at all times to 2% per annum above the rate otherwise in effect for such Base Rate Advances pursuant to this Section 2.07(a) from time to time.

(b) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period plus (y) the Applicable Margin plus (z) the Utilization Fee Percentage, if any, payable on the last day of each Interest Period and, if such Interest Period has a duration of six months or nine months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, provided that commencing on the date and during the continuance of any Event of Default the applicable interest rate for all outstanding Eurodollar Rate Advances shall be a rate per annum equal at all times to 2% per annum above the rate otherwise in effect for such Eurodollar Rate Advances pursuant to this Section 2.07(b).

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Paying Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Paying Agent for the purpose of determining any such interest rate (but at least two Reference Banks shall have furnished such information), the Paying Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(b) The Paying Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Paying Agent for purposes of Section 2.07(a) or (b), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(b).

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Paying Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

SECTION 2.09. Conversion of Revolving Credit Advances. (a) The Borrower may on any Business Day, upon notice given to the Paying Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.02(c), 2.07, 2.08, 2.09(d) and 2.11(c), Convert all or any Revolving Credit Advances of one Type into Advances of the other Type; provided, however, that (i) except as provided in Section 2.11(d), any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances and (ii) the Borrower may not Convert any Base Rate Advances into Eurodollar Rate Advances unless such Base Rate Advances are in an aggregate amount not less than $10,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Type and aggregate amount of Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for such Advances.

(b) Each notice of Conversion shall be irrevocable and binding on the Borrower and, in respect of any notice of Conversion to Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure to Convert on the date specified in such notice, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Conversion when such Eurodollar Rate Advance, solely as a result of such failure, is not made on such date. Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(d) Upon the occurrence of any Default and so long as such Default shall continue, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert any Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Prepayments. (a) Optional Prepayments. The Borrower may, upon at least two Business Days’ notice in the case of Eurodollar Rate Advances, and upon at least one Business Day’s notice in the case of Base Rate Advances, to the Paying Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment pursuant to this Section 2.10 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such prepayment shall either be made on the last day of an Interest Period for such Eurodollar Rate Advance or shall be made together with payment of all amounts required pursuant to Section 8.03(c).

(b) Mandatory Prepayments. (i) The Borrower shall, on each Business Day, pay to the Paying Agent for deposit in the Letter of Credit Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate maximum Available Amount of Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(ii) All prepayments by the Borrower under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and shall be applied first against the Advances to be prepaid that are Base Rate Advances and thereafter against the Advances to be prepaid that are Eurodollar Advances having Interest Periods ending as close as possible to the date of such prepayment.

SECTION 2.11. Increased Costs; Illegality. (a) If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or change in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agents), pay to the Paying Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agents by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type or of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Administrative Agents), the Borrower shall pay to the Paying Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder or to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts, submitted to the Borrower and the Administrative Agents by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c) If, due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Issuing Bank or any Lender of agreeing to issue or of issuing or maintaining any Letter of Credit or any participation therein, then the Borrower shall from time to time, upon demand by such Issuing Bank or Lender (with a copy of such demand to the Administrative Agents), pay to the Paying Agent for the account of such Issuing Bank or such Lender, as the case may be, additional amounts sufficient to compensate such Issuing Bank or such Lender, as the case may be, for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agents by such Issuing Bank or such Lender, as the case may be, shall be conclusive and binding for all purposes, absent manifest error.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, as determined by any Lender, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agents, (i) the obligation of such Lender to make Eurodollar Rate Advances and to Convert Advances into Eurodollar Rate Advances shall terminate and (ii) the Borrower shall forthwith Convert all Eurodollar Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.09, except that such Conversion may occur, notwithstanding Section 2.09, other than on the last day of the respective Interest Periods for such Eurodollar Rate Advances, if the Borrower has paid all amounts payable under Section 8.03(c).

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, if any, without set-off or counterclaim, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Paying Agent at the Paying Agent’s Account in same day funds. The Paying Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, Letter of Credit fees payable pursuant to Section 2.04(c)(ii) or Facility Fees ratably (other than amounts payable pursuant to Section 2.04(b), 2.04(c)(i), 2.04(d), 2.11, 2.14, 2.17 or 8.03(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of an extension of the Termination Date pursuant to Section 2.17 or as a result of a Commitment Increase pursuant to Section 2.19, and upon the Paying Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Extension Date, the Paying Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the effective date specified in such Assignment and Acceptance, the Paying Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes (i) each Issuing Bank on behalf of each Lender, if and to the extent payment owed to such Lender is not made by the Borrower to the Paying Agent when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Issuing Bank any amount so due and (ii) each Lender, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due to such Lender prior to any sharing under Section 2.13. Nothing contained in this subsection (b) shall impair the obligations of any Lender under Section 2.13, the rights of the Administrative Agents, the Paying Agent or any Lender under Section 8.04 or any other rights and remedies (including other rights of set-off) that the Administrative Agents, the Paying Agent or such Lender may have.

(c) All computations of interest based on the Base Rate (when determined pursuant to clause (a) of the definition thereof) and fees shall be made by the Paying Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Base Rate (when determined pursuant to clause (b) or (c) of the definition thereof), the Eurodollar Rate or the Federal Funds Rate shall be made by the Paying Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Paying Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Paying Agent may assume that the Borrower has made such payment in full to the Paying Agent on such date and the Paying Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Paying Agent, each Lender shall repay to the Paying Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Paying Agent, at the Federal Funds Rate.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances made by it (other than (x) as payment of a Base Rate Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.04(b), 2.04(c)(i), 2.04(d), 2.04(e),2.11, 2.14, 2.17 or 8.03(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances made to the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to each such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including interest, additions to tax, and penalties thereon) imposed by the United States of America or any political subdivision thereof (or, in the event that the Borrower assigns any of its rights or obligations or any interest hereunder or under any Notes, by any foreign country and its political subdivisions in which the assignee is incorporated or is resident), excluding, in the case of each Lender, the Paying Agent and each Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Administrative Agent, the Paying Agent or such Lender (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Paying Agent or either Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, the Paying Agent or such Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender, the Paying Agent and each Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender, the Paying Agent or such Administrative Agent (as the case may be) and any liability (including interest, expenses, additions to tax, and penalties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under this indemnification shall be made within 30 days from the date such Lender, the Paying Agent or such Administrative Agent (as the case may be) makes written demand therefor. However, in the case of any Taxes not required by law to be deducted by the Borrower from or in respect of any sum payable hereunder to any Lender, the Paying Agent or either Administrative Agent, payment under this indemnification must be made by the Borrower only if such written demand has been made within 60 days from the date on which such Lender, the Paying Agent or such Administrative Agent, as the case may be, makes payment of the Taxes to the relevant taxing authority.

(d) Within 30 days after the reasonable request therefor by the Paying Agent in connection with any payment of Taxes or Other Taxes, the Borrower will furnish to the Paying Agent, at its address referred to in, or determined pursuant to, Section 8.02, the original or a certified copy of an official receipt from the jurisdiction to which payment is made evidencing payment thereof or, if unavailable, a certificate from the Borrower’s treasurer or responsible officer that states that such payment has been made and that sets forth the date and amount of such payment.

(e) Prior to or on the Effective Date in the case of each Lender that is a Lender on the Effective Date, and on the date of the Assignment and Acceptance or the Assumption Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested by the Borrower or the Paying Agent, each Lender organized under the laws of a foreign jurisdiction that is exempt from United States Federal withholding tax, or that is subject to such tax at a reduced rate under an applicable treaty, with respect to payments under this Agreement has provided or is herewith providing the Borrower or the Paying Agent with an Internal Revenue Form W-8BEN or Form W-8ECI or other certificate or document required under United States law to establish entitlement to such exemption or reduced rate. A determination of whether a Lender is exempt from United States Federal withholding tax or is subject to such tax at a reduced rate shall be within the reasonable judgment of the Lender.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder.

SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Paying Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note or other evidence of indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender (each a “Note”), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

(b) The Register maintained by the Paying Agent pursuant to Section 8.06(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Paying Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Paying Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Paying Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries, including liquidity support for commercial paper.

SECTION 2.17. Extension of Termination Date. (a) At least 30 days but not more than 60 days prior to either or both of the first and second Anniversary Dates, the Borrower, by written notice to the Paying Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Paying Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, at least 20 days prior to such Anniversary Date, notify the Borrower and the Paying Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Paying Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the scheduled occurrence thereof at such time, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Paying Agent shall notify the Borrower not later than 15 days prior to the pending Anniversary Date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b) If all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the next Anniversary Date (the “Extension Date”), be extended for one calendar year; provided that on each Extension Date, no Default shall have occurred and be continuing, or shall occur as a consequence thereof and the giving of a request for extension shall constitute a representation and warranty by the Borrower that the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such notice and on such Extension Date, as though made on and as of such dates. If Lenders holding at least a majority in interest of the aggregate Commitments at such time consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.17 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14, 8.03 and 8.07, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c) If Lenders holding at least a majority in interest of the aggregate Commitments at any time consent to any such request pursuant to subsection (a) of this Section 2.17, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees (each such Eligible Assignee that accepts an offer to assume a Non-Consenting Lender’s Commitment as of the applicable Extension Date, and each Eligible Assignee that agrees to become a Lender hereunder pursuant to Section 2.19 being an “Assuming Lender”) to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Revolving Credit Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid Facility Fees and fees pursuant to Section 2.04(c)(ii) owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.06(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14, 8.03 and 8.07, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Paying Agent an assumption agreement, in form and substance satisfactory to the Borrower and the Paying Agent (an “Assumption Agreement”), duly executed by such Assuming Lender, the Borrower and the Paying Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Paying Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.17 shall have delivered to the Paying Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If Lenders holding a majority in interest of the aggregate Commitments (after giving effect to any assumptions pursuant to subsection (c) of this Section 2.17) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Paying Agent shall so notify the Borrower, and, so long as no Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Termination Date then in effect with respect to the Commitment of such Consenting Lenders and Assuming Lenders shall be extended for the additional one-year period described in subsection (a) of this Section 2.17, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Paying Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e) If at any Termination Date, the sum of the aggregate outstanding principal amount of Advances plus the Available Amount of Letters of Credit outstanding exceed the Commitments of the Lenders having Commitments that extend to a date later than such Termination Date, the Borrower shall repay Advances and/or deposit funds into the Letter of Credit Collateral Account in an amount equal to such excess.

SECTION 2.18. Obligations Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit, any Letter of Credit Agreement and under any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including to the extent permitted by law, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents or any other Loan Document;

(c) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of any Letter of Credit;

(d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any of the Lenders, the Administrative Agent, the Paying Agent or any other Person, whether in connection with any Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(e) any statement or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(f) payment in good faith by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; and

(g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower.

SECTION 2.19. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than twice in any calendar year prior to the latest Termination Date, by notice to the Paying Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Paying Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $3,000,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date no Default shall have occurred and be continuing.

(b) The Paying Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Paying Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Paying Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Paying Agent. No Lender shall have any obligation to participate in such a requested Commitment Increase, and the election of any Lender to Participate in such a requested Commitment Increase shall not obligate any other Lender to so participate.

(c) Promptly following each Commitment Date, the Paying Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be not less than $10,000,000.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Paying Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit C hereto;

(ii) an Assumption Agreement from each Assuming Lender, if any, duly executed by such Eligible Assignee, the Paying Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Paying Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Paying Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since January 28, 2006.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Borrower shall have notified each Lender and the Agents in writing as to the proposed Effective Date.

(f) The Borrower shall have paid all accrued fees and expenses of the Agents, the Issuing Banks and the Lenders (including the accrued fees and expenses of counsel to the Agents).

(g) On the Effective Date, the following statements shall be true and the Agents shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agents shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agents and in sufficient copies for each Lender:

(i) The Guarantee Agreement, duly executed by each Guarantor existing on the Effective Date.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, certified copies of the resolutions of the Board of Directors of each Guarantor approving the Guarantee Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower or such Guarantor, as applicable, authorized to sign this Agreement, each other Loan Document to which it is a party and the other documents to be delivered hereunder or thereunder.

(iv) A favorable opinion of Paul W. Heldman, Executive Vice President, Secretary and General Counsel for the Borrower, substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Agents may reasonably request.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agents, in form and substance satisfactory to the Agents.

(i) The termination of the commitments of the lenders and the payment in full of all Debt outstanding under (i) the Five-Year Credit Agreement dated as of May 22, 2002, as amended, among the Borrower, the lenders parties thereto, Citibank and JPMorgan Chase, as administrative agents, and Bank of America, N.A., Bank One, NA, The Bank of Tokyo-Mitsubishi Ltd., Chicago Branch and Union Bank of California, as co-syndication agents, and (ii) the Five Year Credit Agreement dated as of May 20, 2004, as amended, among the Borrower, the lenders parties thereto, Citibank and JPMorgan Chase, as administrative agents, and Bank of America, N.A., The Royal Bank of Scotland plc, The Bank of Tokyo-Mitsubishi Ltd., Chicago Branch and Union Bank of California, as co-syndication agents, and each of the Lenders that is a party to either of the foregoing credit agreements (each, an “Existing Credit Agreement”) hereby waives any requirement of prior notice for the termination of the commitments or prepayment of advances under such credit agreement.

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Issuance. The obligation of each Lender to make a Revolving Credit Advance (other than a Base Rate Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Revolving Credit Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or Issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Issuance such statements are true):

(i) the representations and warranties contained in Section Section 4.01 (other than the representations and warranties in the last sentence of subsection (e) and in subsection (f) (other than clause (ii) thereof)) are correct in all material respects on and as of the date of such Revolving Credit Borrowing, before and after giving effect to such Revolving Credit Borrowing or Issuance of a Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or Issuance of a Letter of Credit or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agents shall have received such other approvals, opinions or documents as any Lender through the Agents may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of any Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agents shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party and which are delivered hereunder and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s or such Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s or such Guarantor’s charter, regulations or by-laws, as applicable, or (ii) law or any contractual restriction binding on or affecting the Borrower or such Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower or any Guarantor of any Loan Document to which it is a party, except for those authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been, and each of the other Loan Documents to which it is a party, will have been, duly executed and delivered by the Borrower. The Guarantee Agreement has been duly executed and delivered by each Guarantor. This Agreement and the Guarantee Agreement are, and each of the other Loan Documents, when delivered hereunder, will be, the legal, valid and binding obligation of the Borrower and each Guarantor party thereto, as the case may be, enforceable against the Borrower and such Guarantor, as the case may be, in accordance with their respective terms.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at January 28, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since January 28, 2006, there has been no Material Adverse Change.

(f) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto, or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby and thereby.

(g) Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or of any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither the Borrower nor any Guarantor is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if a Responsible Officer of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time, permit any Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and maintain all necessary licenses and permits if, in each case, failure to so maintain and preserve would result in a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of a Financial Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and a calculation of the Applicable Percentage Ratio, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 100 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLP or other independent public accountants acceptable to the Required Lenders, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower or any Subsidiary files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agents may from time to time reasonably request.

The financial statements required to be delivered pursuant to clauses (i) and (ii) and the reports required to be delivered pursuant to clause (iv) of this Section 5.01(h) shall be deemed to have been delivered on the date on which the same have been posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver paper copies of the reports referred to in clauses (i), (ii) and (iv) above to the Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender.

(i) Guarantors. Cause (i) each Material Subsidiary organized under the laws of the United States of America or any political subdivision thereof created or acquired by it from time to time and (ii) each Subsidiary that is not a Material Subsidiary immediately prior to becoming such a Material Subsidiary to undertake the obligation of and to become a Guarantor pursuant to the Guarantee Agreement pursuant to one or more instruments or agreements satisfactory in form and substance to the Paying Agent.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Liens on any property or assets of any corporation existing at the time such corporation becomes a Subsidiary provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(ii) Liens on any property or assets (including stock) existing at the time of acquisition of such property or assets by the Borrower or any of its Subsidiaries, or Liens to secure the payment of all or any part of the purchase price of such property or assets (including stock), upon the acquisition of such property or assets by the Borrower or any of its Subsidiaries or to secure Debt incurred, assumed or guaranteed by the Borrower or any of its Subsidiaries for the purpose of financing all or any part of the purchase price of such property or in the case of real property, construction or improvements thereon or attaching to property substituted by the Borrower to obtain the release of a Lien on other property of the Borrower on which a Lien then exists, which Debt is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, completion of construction (including any improvements on an existing asset) or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)), provided that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any other property or assets theretofore owned by the Borrower or any of its Subsidiaries;

(iii) Liens securing Debt owing by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(iv) Liens on any property or assets of the Borrower or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the property or assets subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar financing);

(v) Liens existing on properties or assets of the Borrower or any of its Subsidiaries existing on the Effective Date securing obligations in an aggregate amount not to exceed $300,000,000; provided that such Liens shall secure only those obligations which they secure on the Effective Date or any extension, renewal or replacement thereof;

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v), inclusive; provided that such extension, renewal or replacement shall be limited to all or a part of the property or assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on real property);

(vii) Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’ warehouseman’s, vendors’, or other similar Liens arising in the ordinary course of business of the Borrower or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Borrower or any of its Subsidiaries, or deposits or pledges to obtain the release of any of the foregoing Liens;

(viii) pledges, Liens or deposits under worker’s compensation laws or similar legislation and Liens or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Borrower or any of its Subsidiaries is a party, or to secure the public or statutory obligations of the Borrower or any of its Subsidiaries, or in connection with obtaining or maintaining self insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, appeal or customs bonds to which the Borrower or any of its Subsidiaries is a party, or in litigation or other proceedings such as, but not limited to, interpleader proceedings, and other similar pledges, Liens or deposits made or incurred in the ordinary course of business;

(ix) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 30 days of the date of judgment; or Liens incurred by the Borrower or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Borrower or such Subsidiary is a party;

(x) Liens for taxes or assessments of governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s Liens on property held under lease; and any other Liens or charges incidental to the conduct of the business of the Borrower or any of its Subsidiaries or the ownership of the property or assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Borrower, materially impair the use of such property or assets in the operation of the business of the Borrower or such Subsidiary or the value of such property or assets for the purposes of such business; or

(xi) Liens not permitted by the foregoing clauses (i) to (x), inclusive, if at the time of, and after giving effect to, the creation or assumption of such Lien, the aggregate amount of all Debt of the Borrower and its Subsidiaries secured by all Liens not so permitted by the foregoing clauses (i) through (x) above does not exceed 20% of the total assets from time to time before giving effect to the LIFO reserve of the Borrower and its Subsidiaries on a Consolidated basis.

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower or into any other Person (so long as the surviving corporation is a Subsidiary of the Borrower), and except that any Subsidiary of the Borrower or any other Person may merge into the Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in accounting policies or reporting practices, except as required by generally accepted accounting principles; provided, however, that the Borrower may make or permit its Subsidiaries to make any changes in accounting policies or reporting practices in order to conform to any policies or practices of Fred Meyer, Inc. and its Subsidiaries or to conform any policies or practices of Fred Meyer, Inc., or its Subsidiaries to those of Borrower or its Subsidiaries. The parties acknowledge that the Borrower and its Subsidiaries may change their fiscal years to conform the fiscal years of the Borrower and its Subsidiaries (including Fred Meyer, Inc. and its Subsidiaries).

(d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) dispositions of assets in the ordinary course of its business, (ii) in a transaction authorized by subsection (b) of this Section, (iii) pursuant to sale-leaseback transactions for not less than fair market value, (iv) in a transaction with any Subsidiary that is, or as a result of such transaction becomes, a Material Subsidiary and (v) sales of assets for fair value, provided that the aggregate value of such assets sold, leased, transferred or otherwise disposed of pursuant to clause (v) during the term of this Agreement shall not be greater than 20% of the total assets from time to time before giving effect to the LIFO reserve of the Borrower and its Subsidiaries on a Consolidated basis.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain a ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (i) Net Debt on such day to (ii) the sum of (A) Consolidated EBITDA for such Rolling Period and (B) from and after the making of any investment or acquisition, the Acquired EBITDA for such Rolling Period for any Acquired Entity so invested in or acquired (determined as of the last day of the Acquired Entity Fiscal Quarter ending during such Rolling Period) of not greater than: 3.50:1.00.

(b) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio (determined as of the last day of any Fiscal Quarter for the Rolling Period ending on such day) of not less than 1.70:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any Change in Control shall have occurred; or

(i) A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the Borrower has provided written notice of any such Reportable Event to the Administrative Agents, the Administrative Agents shall have notified the Borrower in writing that (i) the Required Lenders have determined that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans; or

(j) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), either (A) exceeds $200,000,000 or requires payments exceeding $100,000,000 in any year or (B) is less than $200,000,000 but any Withdrawal Liability payment remains unpaid 30 days after such payment is due (unless such Withdrawal Liability is being contested in good faith by the Borrower or any ERISA Affiliate); or

(k) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000,000; or

(l) any Loan Document shall not be for any reason, or shall be asserted by the Borrower or any Guarantor party thereto (except as otherwise expressly provided in this Agreement or such Loan Document (including Section 11 of the Guarantee Agreement)) not to be, in full force and effect and enforceable in all material respects in accordance with its terms;

then, and in any such event, the Agents (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of any Issuing Bank or of the Required Lenders, by notice to the Borrower, declare the obligation of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (iii) shall at the request, or may with the consent, of the Required

Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of Letters of Credit. (a) If, at any time and from time to time, any Letters of Credit shall have been issued by any Issuing Bank hereunder and (i) a Default shall have occurred and be continuing, (ii) the Borrower shall have given notice of prepayment in whole under Section 2.10 of all Advances or shall have prepaid in whole all Advances, (iii) the latest Termination Date shall have occurred or (iv) if at any time, as a result of prepayments pursuant to Section 2.10, the latest Termination Date shall be a date not more than 30 days following the expiration of any Letter of Credit, then, upon the occurrence of any of the events described in clauses (i) through (iv) above, the Administrative Agents may, and upon the request of any Issuing Bank or of the Required Lenders shall, whether in addition to the taking by the Administrative Agents of any of the actions described in Article VI or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Paying Agent for its benefit and the ratable benefit of the Lenders in same day funds at the Paying Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Paying Agent and under the sole dominion and control of the Paying Agent for the benefit of the Paying Agent and the ratable benefit of the Lenders at such place as shall be designated by the Paying Agent, an amount equal to the amount of the Letter of Credit Obligations.

(b) The Borrower hereby pledges and assigns to the Paying Agent for its benefit and the ratable benefit of the Lenders, and grants to the Paying Agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i) the Letter of Credit Collateral Account, all cash deposited therein, and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii) all Eligible Securities (as defined below) from time to time held by the Paying Agent and all certificates and instruments from time to time representing or evidencing Eligible Securities;

(iii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Paying Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(v) to the extent not covered by clauses (i) through (iv) above, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(c) The Borrower hereby authorizes the Paying Agent to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Paying Agent may elect, as shall have become or shall become due and payable by the Borrower to the Lenders in respect of the Letters of Credit.

(d) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.02(h); provided, however, that as long as no Default shall have occurred and be continuing, and to the extent that there is an amount in excess of $1,000,000 in the Letter of Credit Collateral Account at the end of any Business Day after taking into account applications of funds, if any, from the Letter of Credit Collateral Account made pursuant to Section 6.02(c), the Paying Agent will, at the written request of the Borrower, from time to time invest amounts on deposit in the Letter of Credit Collateral Account in such instruments described in clause (b), (c) or (d) of the definition of the term “Permitted Investments” in Section 1.01 as the Borrower may select and the Paying Agent may approve (the “Eligible Securities”); provided further that in order to provide the Paying Agent with a perfected security interest therein, each investment in Eligible Securities shall be evidenced by negotiable certificates or instruments, of which the Paying Agent shall take physical possession. If the Borrower shall have the right to have amounts on deposit in the Letter of Credit Collateral Account invested by the Paying Agent, but shall have failed to request the Paying Agent to invest such amounts, the Paying Agent will endeavor to invest such amounts in such Eligible Securities as the Paying Agent shall select. Any interest received by the Paying Agent in respect of Eligible Securities shall be credited against the Letter of Credit Obligations. Non-interest proceeds from Eligible Securities that are not invested or reinvested in Eligible Securities as provided above shall be deposited and held in cash in the Letter of Credit Collateral Account under the sole dominion and control of the Paying Agent.

(e) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.02.

(f) If any Event of Default shall have occurred and be continuing:

(i) The Paying Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off and otherwise apply all or any part of first, the Letter of Credit Obligations and second, the obligations of the Borrower now or hereafter existing under any of the Loan Documents, against the Letter of Credit Collateral Account or any part thereof, in such order as the Paying Agent shall elect. The Paying Agent agrees promptly to notify the Borrower after any such set-off and application made by the Paying Agent, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Paying Agent under this Section 6.02(f) are in addition to other rights and remedies (including other rights of set-off) that the Paying Agent may have.

(ii) The Paying Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time, and the Paying Agent may, without notice except as specified below, sell the Letter of Credit Collateral or any part thereof in one or more parcels at public or private sale, at any of the Paying Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Paying Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Paying Agent shall not be obligated to make any sale of Letter of Credit Collateral or any part thereof, regardless of notice of sale having been given. The Paying Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(iii) Any cash held in the Letter of Credit Collateral Account, and all cash proceeds received by the Paying Agent in respect of any sale of, collection from or other realization upon all or any part of the Letter of Credit Collateral Account may, in the discretion of the Paying Agent, then or at any time thereafter be applied (after payment of any amounts payable pursuant to Section 8.03) in whole or in part by the Paying Agent for the ratable benefit of the Lenders against all or any part of the obligations of the Borrower now or hereafter existing under any of the Loan Documents in such order as the Paying Agent may elect.

(g) The Paying Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Paying Agent accords its own property, it being understood that the Paying Agent shall not have any responsibility or liability (i) for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Eligible Securities, whether or not the Paying Agent has or is deemed to have knowledge of such matters, (ii) for taking any necessary steps to preserve rights against any parties with respect to the Letter of Credit Collateral, (iii) for the collection of any proceeds from Eligible Securities, (iv) by reason of any invalidity, lack of value or uncollectability of any of the payments received by the Paying Agent from obligors with respect to Eligible Securities, or (v) for any loss resulting from investments made pursuant to Section 6.02(d), except to the extent such loss was attributable to the Paying Agent’s gross negligence or willful misconduct in complying with Section 6.02(d), or (vi) in connection with any investments made pursuant to Section 6.02(d) without a written request from the Borrower, or any failure by the Paying Agent to make any such investment.

(h) Any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the obligations of the Borrower under this Agreement and under any other Loan Document after the latest Termination Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. Each Lender (in its capacity as a Lender and an Issuing Bank (if applicable)) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. No Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agents: (i) may treat the Lender which made any Advance as the holder of the Debt resulting therefrom until the Paying Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.17 or Section 2.19, or an Assignment and Acceptance entered into by such Lender, as assignor, and an assignee, as provided in Section 8.06; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. JPMorgan Chase, Citibank and Affiliates. With respect to its Commitment(s), the Advances made by it and any Note or Notes issued to it, each of JPMorgan Chase and Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of JPMorgan Chase and Citibank in its individual capacity. Each of JPMorgan Chase and Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if it were not an Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower without limiting the obligation of the Borrower to do so), ratably according to the respective principal amounts of the Revolving Credit Advances then owing to each of them (or if no Revolving Credit Advances are at the time outstanding or if any Revolving Credit Advances are then owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.

(b) The Lenders agree to indemnify each Issuing Bank (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owing to each of them (or if no Revolving Credit Advances are at the time outstanding or if any Revolving Credit Advances are then owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank under the Loan Documents, provided that no Lender shall be liable for any portion of such indemnified costs resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including counsel fees) payable by the Borrower under Section 8.03, to the extent such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 7.06. Successor Agents. The Administrative Agents and the Paying Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Paying Agent, as the case may be. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Waivers; Amendments, Etc. (a) No failure or delay on the part of the Administrative Agents, the Issuing Banks, the Paying Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents, the Issuing Banks, the Paying Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below (other than a waiver of the minimum amount of Commitment assumed by an Assuming Lender pursuant to Section 2.17 or by an assignee pursuant to Section 8.06, which may be waived by unilateral consent of the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, (ii) in the case of the Guarantee Agreement, pursuant to an agreement or agreements in writing entered into by the Guarantors and the Paying Agent and consented to by the Required Lenders or (iii) in the case of a Letter of Credit, pursuant to an agreement or agreements entered into by the Borrower and the applicable Issuing Bank; provided, however, that no such agreement shall (A) change the principal amount of any Advance or Letter of Credit Obligation, extend the final scheduled maturity of any Advance, extend the scheduled date for payment (but not prepayments) of principal of or interest on any Advance (other than as provided in Section 2.17), forgive any such payment or any part thereof or reduce the rate of interest on any Advance, in each case without the prior written consent of each Lender affected thereby, (B) increase the amount or extend the termination date of the Commitment of any Lender (other than as provided in Section 2.17 or 2.19) or reduce or extend the date for payment of the Facility Fees or other amounts payable under this Agreement to any Lender, in each case without the prior written consent of such Lender or (C) amend or modify the provisions of this Section 8.01(b) or Section 8.05 or the definition of the term “Required Lenders” without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agents, the Issuing Banks or the Paying Agent hereunder without the prior written consent of the Administrative Agents, the Issuing Banks or the Paying Agent, respectively.

SECTION 8.02. Notices, Etc. (a) Notices. Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i) If to the Borrower, to it at The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202, Attention of Mr. Scott M. Henderson (Telecopy No. (513) 762-1203); with a copy to Mr. Paul W. Heldman (Telecopy No. (513) 762-4935).

(ii) If to JPMorgan Chase in its capacity as an Administrative Agent, to it at 1111 Fannin Street, 10th Floor Houston, Texas 77002, Attention of Cherry Arnaez (Telecopy No. (713) 750-2782); with a copy to 270 Park Avenue, New York, New York 10017, Attention of Ms. Ruby Tulloch (Telecopy No. (212) 270-6937). If to Citibank in its capacity as an Administrative Agent or Paying Agent, to it at 388 Greenwich Street, New York, NY 10013, Attention of Marc Merlino (Telecopy No. (212) 816-8156).

(iii) If to any other Lender as Issuing Bank, at its address (or telecopy number) set forth on Schedule I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

(iv) If to a Lender, at its address (or telecopy number) as set forth on Schedule I or in the Assumption Agreement or Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in Section 8.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.02. The Administrative Agents shall deliver to the Borrower a copy of each Administrative Questionnaire received by it.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Paying Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Paying Agent that it is incapable of receiving notices under such Article by electronic communication. The Paying Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

SECTION 8.03. Expenses; Indemnity. (a) The Borrower agrees to pay (i) the reasonable fees, disbursements and other charges of counsel for the Administrative Agents, the Issuing Banks and the Paying Agent incurred in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Issuing Banks, the Paying Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Advances or the Letters of Credit issued hereunder, including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, counsel for the Administrative Agents, the Issuing Banks and the Paying Agent, in connection with any such enforcement or protection and the reasonable fees, disbursements and other charges of any other counsel for the Administrative Agents, the Issuing Banks, the Paying Agent or any Lender. The Borrower further agrees that it shall indemnify the Administrative Agents, the Issuing Banks, the Paying Agent and the Lenders from, and hold them harmless against, any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Note.

(b) The Borrower agrees to indemnify the Administrative Agents, the Paying Agent, the Issuing Banks and each Lender and each of their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use of the Letters of Credit or proceeds of the Advances or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of any Conversion, payment pursuant to Section 2.06, prepayment pursuant to clause (ii) of the proviso to Section 2.10(a) or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agents), pay to the Paying Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) The provisions of this Section 8.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Advances, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agents, the Issuing Banks, the Paying Agent or any Lender. All amounts due under this Section 8.03 shall be payable on written demand therefor.

SECTION 8.04. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured.

SECTION 8.05. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, the Administrative Agents, the Issuing Banks and the Paying Agent and when the Paying Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agents, the Issuing Banks, the Paying Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Successors and Assigns. (a) Subject to Section 8.05, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agents, the Issuing Banks, the Paying Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, the outstanding Letters of Credit and the Advances at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Administrative Agents and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); provided further, however, the consent of the Borrower shall not be required if a Default has occurred and is continuing on the date of the Assignment and Acceptance, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agents) shall not be less than $5,000,000 (or an amount equal to the remaining balance of such Lender’s Commitment), (iii) the parties to each such assignment shall execute and deliver to the Paying Agent (with a copy to the other Administrative Agent) an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except that such fee shall not be required with respect to assignments to Affiliates), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agents an Administrative Questionnaire. Each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement (other than any right to make Competitive Bid Advances and Competitive Bid Advances owing to it). Upon acceptance and recording pursuant to paragraph (e) of this Section 8.06, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof and in no event shall precede the date of such recording, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03, as well as to any Facility Fees accrued for its account and not yet paid). Notwithstanding the foregoing, (i) any Lender assigning its rights and obligations under this Agreement may retain any Competitive Bid Advances made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Advances so retained until such Advances have been repaid in full in accordance with this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by it and that its Commitment, and the outstanding balances of its Advances, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01(h) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agents and the Paying Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agents and the Paying Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Paying Agent shall maintain at its address referred to in, or determined pursuant to, Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time and whether such Lender is a Lender on the Effective Date, or the assignee of such a Lender or an Assuming Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Paying Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above to the extent required under paragraph (b) above and the written consent (to the extent required under paragraph (b) above), of the Administrative Agents and the Borrower, the Administrative Agents shall (i) accept such Assignment and Acceptance, (ii) in the case of the Paying Agent, record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Banks. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may, without the consent of the Borrower or the Administrative Agents, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the outstanding of Letters of Credit and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11, 2.14 and 8.03 to the same extent as if they were Lenders (provided that the Borrower shall not be required to reimburse the participating banks or other entities pursuant to Section 2.11, 2.14 or 8.03 in an amount that exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation) and (iv) the Borrower, the Administrative Agents, the Issuing Banks, the Paying Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it with respect to (A) any decrease in the Facility Fees or other amounts payable hereunder with respect to Commitments in which the participating bank or other entity has purchased a participation, (B) any change in the amount of principal of, or decrease in the rate at which interest is payable on, the Advances in which the participating bank or other entity has purchased a participation or (C) any extension of the final scheduled maturity of any Advance in which the participating bank or other entity has purchased a participation.

(g) Notwithstanding the limitations set forth in paragraph (b) above, any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the prior written consent of the Borrower or the Administrative Agents, provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto.

(h) Except as expressly provided in this Agreement, the Issuing Banks may not assign or delegate any of their respective rights and duties hereunder without the prior written consent of the Borrower and the Administrative Agents.

(i) The Borrower may, with the prior written consent of the Administrative Agents, replace any of the Lenders with one or more assignees, provided (i) that the Lender being replaced has been paid in full for all Advances made by such Lender and all other amounts accrued or due to such Lender hereunder, (ii) that the full amount of the Commitments remain unchanged and (iii) that the percentages of the total Commitments allocated to the Lenders (other than any replaced Lenders) remain unchanged unless prior written consent from any such affected Lenders has been obtained. Upon any such replacement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03, as well as to any Facility Fees accrued for its account under Section 2.04 and not yet paid.

(j) In the event that:

(i) any Lender shall have refused (and shall not have retracted such refusal) to make available any Advance on its part to be made available hereunder, other than solely as a result of the failure of any condition set forth in Article III to be satisfied (such condition not having been effectively waived in accordance with the terms hereof);

(ii) any Lender shall have notified either the Administrative Agents or the Borrower (and shall not have retracted such notification) that it does not intend to comply with any of its obligations hereunder, other than solely as a result of the failure of any condition set forth in Article III to be satisfied (such condition not having been effectively waived in accordance with the terms hereof);

(iii) (A) a receiver, trustee, conservator or other custodian shall have been appointed with respect to any Lender or its property at the direction or request of any Governmental Authority or (B) an order, action, process or proceeding of the type contemplated by paragraph (e) of Section 6.01 shall be commenced by or against such Lender (or such Lender shall have consented to the entry of any such order, action, process or proceeding); or

(iv) any Lender shall make demand upon the Borrower for any amount pursuant to Section 2.11 or 2.14;

the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agents (A) to require such Lender, and such Lender hereby agrees, to use commercially reasonable efforts to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 8.06(b)) all the interests, rights and obligations of such Lender to an assignee; provided, however, that (1) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (2) the Borrower or such assignee, as the case may be, shall pay to such Lender in same day funds on the date of such assignment the principal of and interest accrued on the date of payment on the Advances made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder or (B) to replace such Lender with one or more assignees, provided, in the case of this clause (B), (1) that the Lender being replaced has been paid in full for all Advances made by such Lender and all other amounts accrued or due to such Lender hereunder, (2) that the full amount of the Commitments remains unchanged and (3) that the percentage of the total Commitments allocated to the Lenders (other than any replaced Lenders) remains unchanged unless prior written consent from such Lenders has been obtained, (4) no Default shall have occurred and be continuing, (5) the replacement Lender is acceptable to the Paying Agent and (6) if such replacement Lender is not an existing Lender, the Borrower shall have paid the Paying Agent a processing and recordation fee of $3,500. Upon any assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03, as well as to any fees accrued for its account under Section 2.04 and not yet paid.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agents and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement provided that (i) nothing herein shall constitute a commitment to make any Advance by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 8.07. Confidentiality. Unless otherwise agreed to in writing by the Borrower, each Administrative Agent, the Paying Agent and each Lender hereby agree to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than such Administrative Agent’s, the Paying Agent’s or such Lender’s directors, officers, employees, Affiliates and agents and to actual or potential assignees and participants, and then only on a confidential basis; provided, however, that either Administrative Agent, the Paying Agent or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process or in connection with any litigation or other proceeding relating to this Agreement (provided that the applicable Person shall give the Borrower notice of such disclosure on the same day on which it determines such disclosure to be necessary and in any event prior to such disclosure to the extent not prohibited by law, and, if prior notice is prohibited by law, shall give notice of such disclosure as promptly as is legally permitted), (b) to its attorneys and accountants or (c) as requested or required by any state, or Federal or foreign authority or examiner regulating banks or banking. For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of its Affiliates that has been furnished by the Borrower or any of its Affiliates, whether furnished before or after the Effective Date, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by either Administrative Agent, the Paying Agent or any Lender not permitted by this Agreement, (ii) was available to either Administrative Agent, the Paying Agent or any Lender on a nonconfidential basis prior to its disclosure by either Administrative Agent, the Paying Agent or such Lender by the Borrower or any of its Affiliates or (iii) becomes available to either Administrative Agent, the Paying Agent or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of either Administrative Agent, the Paying Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to either Administrative Agent, the Paying Agent or such Lender.

SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic medium shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

[The rest of this page is intentionally left blank.]

SECTION 8.13 Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE KROGER CO.

By	/s/ Scott M. Henderson
Name:	Scott M. Henderson
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Issuing Bank and as
Paying Agent

By	/s/ Christine Herrick
Name:	Christine Herrick
Title:	Vice President

CITIBANK, N.A.
as Administrative Agent and Issuing Bank

By	/s/ Marc Merlino
Name:	Marc Merlino
Title:	Vice President

Lenders

JPMORGAN CHASE BANK, N.A.

By	/s/ Christine Herrick
Name:	Christine Herrick
Title:	Vice President

CITIBANK, N.A.

By	/s/ Marc Merlino
Name:	Marc Merlino
Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ Ross Evans
Name:	Ross Evans
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CHICAGO BRANCH

By	/s/ Hirotsugu Hayashi
Name:	Hirotsugu Hayashi
Title:	General Manager

UNION BANK OF CALIFORNIA, N.A.

By	/s/ Ching Lim
Name:	Ching Lim
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Mica Galluzzo
Name:	Mica Galluzzo
Title:	Vice President

BARCLAYS BANK PLC

By	/s/ Alison McGuigan
Name:	Alison McGuigan
Title:	Associate Director

THE BANK OF NEW YORK

By	/s/ Randolph E.J. Medrano
Name:	Randolph E.J. Medrano
Title:	Vice President

COOPERATIEVE CENTRALE
RAIFFEISENBORENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”
NEW YORK BRANCH

By	/s/ Peter Glawe
Name:	Peter Glawe
Title:	Vice President

By	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Executive Director

US BANK, N.A.

By	/s/ Patrick H. McGraw
Name:	Patrick H. McGraw
Title:	Vice President

WELLS FARGO BANK NATIONAL
ASSOCIATION

By	/s/ Steven M. Buehler
Name:	Steven M. Buehler
Title:	Senior Vice President

FIFTH THIRD BANK

By	/s/ Megan S. Heisel
Name:	Megan S. Heisel
Title:	Vice President

FORTIS CAPITAL CORPORATION

By	/s/ Timothy Streb
Name:	Timothy Streb
Title:	Managing Director

By	/s/ Clay Jackson
Name:	Clay Jackson
Title:	Managing Director

COBANK, ACB

By	/s/ Teresa L. Fountain
Name:	Teresa L. Fountain
Title:	Assistant Corporate Secretary

REGIONS BANK

By	/s/ Monty Trimble
Name:	Monty Trimble
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA

By	/s/ V.H. Gibson
Name:	V.H. Gibson
Title:	Assistant Agent

COMERICA BANK

By	/s/ Blake Arnett
Name:	Blake Arnett
Title:	Assistant Vice President

MELLON BANK, N.A.

By	/s/ Mark F. Johnston
Name:	Mark F. Johnston
Title:	First Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ C. Joseph Richardson
Name:	C. Joseph Richardson
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY

By	/s/ Thomas Hasenauer
Name:	Thomas Hasenauer
Title:	Vice President

GREENSTONE FARM CREDIT SERVICES,
ACA/FLCA

By	/s/ Alfred S. Compton, Jr.
Name:	Alfred S. Compton, Jr.
Title:	Vice President/Senior Lending Officer

SOVEREIGN BANK

By	/s/ Judith C.E. Kelly
Name:	Judith C.E. Kelly
Title:	Senior Vice President

U.S. AGBANK, FCB

By	/s/ Patrick Zeka
Name:	Patrick Zeka
Title:	Vice President

AGFIRST FARM CREDIT BANK

By	/s/ John W. Burnside, Jr.
Name:	John W. Burnside, Jr.
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY

By	/s/ Robert Bass
Name:	Robert Bass
Title:	Senior Vice President

SCHEDULE I

THE KROGER CO.

FIVE-YEAR CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

Name of Initial Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office

AgFirst Farm Credit Bank	$20,000,000	1401 Hampton Street	1401 Hampton Street
		Columbia, SC 29202	Columbia, SC 29202
		Attn: Felicia Morant	Attn: Felicia Morant
		F: 803 254-4219	F: 803 254-4219
Amsouth Bank	$50,000,000	315 Deaderick Street	315 Deaderick Street
		Nashville, TN 37237-0310	Nashville, TN 37237-0310
		Attn: Betty Parker	Attn: Betty Parker
		T: 615 770-4405	T: 615 770-4405
		F: 615 748-2731	F: 615 748-2731
Bank of America, N.A.	$230,000,000	901 Main Street	901 Main Street
		Dallas, TX 75202	Dallas, TX 75202
		Attn: Portfolio Management	Attn: Portfolio Management
		T: 214 209-0978	T: 214 209-0978
		F: 214 209-0905	F: 214 209-0905
The Bank of New York	$150,000,000	One Wall Street	One Wall Street
		New York, NY 10286	New York, NY 10286
		Attn: USCM Administration or	Attn: USCM Administration or
		Patricia Butler	Patricia Butler
		T: 212 635-8208	T: 212 635-8208
		F: 212 635-7926	F: 212 635-7926
The Bank of Nova Scotia	$50,000,000	600 Peachtree St., NE	600 Peachtree St., NE
		Suite 2700	Suite 2700
		Atlanta, GA 30308	Atlanta, GA 30308
		Attn: Shannon Law	Attn: Shannon Law
		T: 404 877-1561	T: 404 877-1561
		F: 404 888-8998	F: 404 888-8998
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch	$150,000,000	227 West Monroe Street	227 West Monroe Street
		Suite 2300	Suite 2300
		Chicago, IL	Chicago, IL
		Cheryl Lyons/Vigi Luz	Cheryl Lyons/Vigi Luz
		T: 312 782-4709/4702	T: 312 782-4709/4702
		F: 312 696-4532	F: 312 696-4532
Barclays Bank PLC	$150,000,000	200 Park Avenue	200 Park Avenue
		New York, NY 10166	New York, NY 10166
		Attn: Jan Becker	Attn: Jan Becker
		T: 212 412-3795	T: 212 412-3795
		F: 212 412-5308	F: 212 412-5308
Branch Banking and Trust Company	$20,000,000	200 West 2nd Street	200 West 2nd Street
		16th Floor	16th Floor
		Winston Salem, NC 27101	Winston Salem, NC 27101
		Attn: Beth Cook	Attn: Beth Cook
		T: 336 733-2726	T: 336 733-2726
		F: 336 733-2740	F: 336 733-2740

Citibank, N.A.	$230,000,000	Two Penns Way, Suite 200	Two Penns Way, Suite 200
		New Castle, DE 19720	New Castle, DE 19720
		Attn: Brian Maxwell	Attn: Brian Maxwell
		T: 302 894-6023	T: 302 894-6023
		F: 302 894-6120	F: 302 894-6120
CoBank, ACB	$75,000,000	5500 S. Quebec Street	5500 S. Quebec Street
		Greenwood Village, CO 80111	Greenwood Village, CO 80111
		Attn: D. Moran	Attn: D. Moran
		T: 303 740-4033	T: 303 740-4033
		F: 303 740-4021	F: 303 740-4021
Comerica Bank	$35,000,000	500 Woodward Avenue,	500 Woodward Avenue,
		MC3268	MC3268
		Detroit, MI 48226	Detroit, MI 48226
		Attn: Stacie McVeigh	Attn: Stacie McVeigh
		T: 313 222-4515	T: 313 222-4515
		F: 313 222-9514	F: 313 222-9514
Cooperatieve Centrale RaiffeisenBorenleenbank B.A., “Rabobank International” New York Branch	$150,000,000	245 Park Avenue	245 Park Avenue
		New York, NY 10167	New York, NY 10167
		T: 201 499-5200	T: 201 499-5200
		F: 201 499-5326	F: 201 499-5326
Fifth Third Bank	$120,000,000	38 Fountain Square Plaza	38 Fountain Square Plaza
		Cincinnati, OH 45263	Cincinnati, OH 45263
		Attn: Judy Brown	Attn: Judy Brown
		T: 513 579-4224	T: 513 579-4224
		F: 513 534-0875	F: 513 534-0875
Fortis Capital Corporation	$100,000,000	Two Embarcadero Center	Two Embarcadero Center
		Suite 1330	Suite 1330
		Attn: Gladysa Valverde	Attn: Gladysa Valverde
		T: 201 631-8190	T: 201 631-8190
		F: 201 631-8181	F: 201 631-8181
GreenStone Farm Credit Services, ACA/FLCA	$25,000,000	1760 Abbey Road	1760 Abbey Road
		East Lansing, MI 48823	East Lansing, MI 48823
		Attn: Laura Roessler	Attn: Laura Roessler
		T: 517 318-4139	T: 517 318-4139
		F: 517 318-1240	F: 517 318-1240
JPMorgan Chase Bank, N.A.	$230,000,000	1111 Fannin Street, 10th Floor	1111 Fannin Street, 10th Floor
		Houston, TX 77002	Houston, TX 77002
		Attn: Cherry Arnaez	Attn: Cherry Arnaez
		T: 713 750-	T: 713 750-
		F: 713 750-2782	F: 713 750-2782
Mellon Bank, N.A.	$35,000,000	Three Mellon Bank Center	Three Mellon Bank Center
		Room 1203	Room 1203
		Pittsburgh, PA 15259	Pittsburgh, PA 15259
		Attn: Richard Bouchard	Attn: Richard Bouchard
		T: 412 234-5767	T: 412 234-5767
		F: 412 234-6124	F: 412 234-6124
The Northern Trust Company	$35,000,000	50 South LaSalle	50 South LaSalle
		Chicago, IL 60603	Chicago, IL 60603
		Attn: Sharon Jackson	Attn: Sharon Jackson
		T: 312 630-1609	T: 312 630-1609
		F: 312 630-1566	F: 312 630-1566

2

PNC Bank, National Association	$35,000,000	201 East Fifth Street	201 East Fifth Street
		Cincinnati, OH 45201	Cincinnati, OH 45201
		Attn: C. Joseph Richardson	Attn: C. Joseph Richardson
		T: 513 651-8688	T: 513 651-8688
		F: 513 651-8957	F: 513 651-8957
The Royal Bank of Scotland plc	$205,000,000	Level 12, 101 Park Avenue	Level 12, 101 Park Avenue
		New York, NY 10178	New York, NY 10178
		Attn: Juanita Baird	Attn: Juanita Baird
		T: 212 401-1420	T: 212 401-1420
		F: 212 401-1336	F: 212 401-1336
Sovereign Bank	$25,000,000	75 State Street	75 State Street
		4th Floor	4th Floor
		Boston, MA 02109	Boston, MA 02109
		Attn: Roxanne Ellison	Attn: Roxanne Ellison
		T: 610 378-6677	T: 610 378-6677
		F: 610 378-6718	F: 610 378-6718
U.S. AgBank, FCB	$25,000,000	245 N. Waco	245 N. Waco
		Wichita, KS 67202	Wichita, KS 67202
		Attn: Kathy Scobee	Attn: Kathy Scobee
		T: 316 266-5688	T: 316 266-5688
		F: 316291-5085	F: 316291-5085
Union Bank of California, N.A.	$55,000,000	1980 Saturn Street	1980 Saturn Street
		Monterey Park, CA 91755	Monterey Park, CA 91755
		Attn: Ruby Gonzales	Attn: Ruby Gonzales
		T: 323 720-7055	T: 323 720-7055
		F: 323 724-6198	F: 323 724-6198
US Bank, N.A.	$150,000,000	425 Walnut Street	425 Walnut Street
		CN-OH-W8	CN-OH-W8
		Cincinnati, OH 45202	Cincinnati, OH 45202
		Attn: Patrick McGraw	Attn: Patrick McGraw
		T: 513 632-3032	T: 513 632-3032
		F: 513 632-2068	F: 513 632-2068
Wells Fargo Bank National Association	$150,000,000	230 West Monroe, Suite 2900	230 West Monroe, Suite 2900
		Chicago, IL 60606	Chicago, IL 60606
		Attn: Scott Miller	Attn: Scott Miller
		T: 312 845-4522	T: 312 845-4522
		F: 312 553-4783	F: 312 553-4783

3

SCHEDULE 2.01(c)

STAND-BY LETTERS OF CREDIT

BANK	LOC #	FACE AMOUNT	EXP DATE	BENEFICIARY	REFERENCE

USBank	CIN 00133	$7,614,905.00	11/15/07	USBank 7/1/11	IRB - Lucas Co. OH
USBank	MMSP02172	$9,775,891.00	8/15/07	USBank 11/1/12	IRB - Crawfordsville
USBank	MMSP02341	$8,108,844.00	11/15/07	USBank 2/1/12	IRB - Bradley Cnty, TN
USBank	MMSP02342	$1,029,042.00	11/15/07	USBank 2/1/12	IRB - Winchester, KY
USBank	MMSP02343	$1,029,042.00	11/15/07	USBank 2/1/12	IRB - Murray, KY
USBank	MMSP02068	$9,107,014.00	8/15/07	USBank 8/1/15	IRB - Bluffton, IN
USBank	MMSP02535	$7,717,809.00	4/15/07	USBank 4/1/09	IRB - Colorado Housing
USBank	MMSP02538	$2,824,718.00	4/15/07	USBank 8/1/11	IRB - Town of Avon, CO
USBank	MMSP02537	$1,543,562.00	4/15/07	USBank 8/1/11	IRB - Hotchkiss, CO
USBank	MMSP02536	$4,630,685.00	4/15/07	USBank 8/1/11	IRB - Thornton, CO
USBank	MMSP02642	$2,881,316.00	5/15/07	USBank 8/1/12	IRB - Meigs County
USBank	MMSP02643	$3,704,548.00	5/15/07	USBank 8/1/12	IRB - Hilliard
USBank	MMSP02644	$3,087,124.00	5/15/07	USBank 8/1/12	IRB - Warren County
USBank	CIN123465	$3,185,445.00	11/30/07	Chase Trust	Montgom. Cnty IRB
USBank	MMSP02735	3,591,480.00	9/15/07	USBank 11/1/11	IRB-Rome/Floyd County
USBank	MMSP02734	3,215,754.00	9/15/07	USBank 12/1/13	IRB-East Peoria, IL
USBank	MMSP02733	1,029,042.00	9/15/07	USBank 12/1/13	IRB-Hutchinson, KS
USBank	MMSP02791	3,601,644.00	9/15/07	USBank 11/1/11	IRB-Lawrence Cnty, OH
USBank	MMSP02917	3,344,384.00	1/15/07	USBank 10/1/09	IRB-Panola County, MS
USBank	MMSP02916	4,836,494.00	1/15/08	USBank 10/1/09	IRB-Montgomery County, OH
USBank	MMSP03068	2,263,891.00	6/15/07	USBank 12/1/12	IRB-City of Ripley
USBank	MMSP03067	2,855,590.00	6/15/07	USBank 12/1/12	IRB-Harison

USBank	MMSP03066	3,190,028.00	6/15/07	USBank 12/1/12	IRB-Monongolia
USBank	MMSP02956	2,109,535.00	8/15/07	USBank 11/1/12	IRB-Madeira
USBank	MMSP02955	823,233.00	8/15/07	USBank 11/1/12	IRB-W. Frankfort, IL
USBank	MMSP02957	3,190,028.00	8/15/07	USBank 9/1/12	IRB-Stark County
USBank	MMSP03195	3,190,028.00	8/15/07	USBank 11/1/12	IRB-Marmet WVA
USBank	MMSP03423	3,190,028.00	10/15/07	USBank 7/1/10	IRB-Allegheny County
USBank	MMSP03379	3,344,384.00	10/15/07	USBank 7/1/10	IRB-City of Charlotte, VA
USBank	MMSP03380	1,029,042.00	10/15/07	USBank 7/1/10	IRB-Rutherford County, TN
USBank	MMSP03251	4,630,685.00	8/15/07	USBank 2/1/12	IRB-Springfield, TN
USBank	MMSP03250	4,630,685.00	8/15/07	USBank 2/1/12	IRB-Kanawha, Wva
USBank	MMSP03583	3,009,946.00	3/15/07	USBank 3/1/16	IRB-Montgomery County, OH 2
USBank	MMSP03289	7,048,932.00	10/15/07	USBank 4/1/13	IRB-Kanawha, Wva 2
USBank	CIN00198	14,060,668.00	2/8/08	Continental Casualty #1	Insurance
USBank	CINS124412	$443,014.67	5/1/07	City of Greenwood (IN)	Indy KMA
USBank	CIN00268	$650,000.00	5/5/07	USF&G	Insurance (Tibbet/Brit)
USBank	CIN00427	$2,300,000.00	9/18/07	USF&G #2	Insurance
USBank	STL02613	$5,800,000.00	8/31/07	Michigan Dept of Agriculture	Mich Dairy
USBank	CIN122303	$250,000.00	12/31/06	COMM OF INS (St of VT) #1	VINE CT
USBank	CIN124954	$250,000.00	10/1/07	COMM OF INS (St of VT) #2	Queen City Assurance
USBank	SLCC122681	$250,000.00	2/1/07	COMM OF INS (St of VT) #3	RJD Assurance
USBank	CIN00505	$157,452.90	12/10/07	Manor Township	Turkey Hill Dairy
USBank	CIN00152	$5,000,000.00	1/30/07	Albert Kessel	Kessel Trx (D.Schroeder info)
USBank	CIN00151	$2,350,000.00	1/30/07	James Kessel (dec. Beg 5/1/06)	Kessel Trx (D.Schroeder info)
USBank	CIN00150	$1,800,000.00	1/30/07	Thomas Kessel	Kessel Trx (D.Schroeder info)
USBank	CIN00149	$2,000,000.00	1/30/07	Timothy Kessel	Kessel Trx (D.Schroeder info)
USBank	CIN00164	$50,000.00	1/11/07	San Isabel Electric Co.	GHC
USBank	SLCC122276	$602,426.00	11/4/07	First Chicago	7.88% mtg bonds
USBank	CIN00583	$11,000.00	2/27/07	Twp of West Lampeter	Turkey Hill Minit Mkts

2

USBank	CIN00600	$700,000.00	3/20/07	Arkansas WC	Arkansas W/C
USBank	CIN00615	$31,088.00	4/2/07	City of Brentwood, TN	L-896
USBank	CIN00620	$2,500,000.00	4/9/07	Nevada WC	Nevada W/C
USBank	CIN00590	$61,130.00	3/11/08	County of Franklin	Mid Atl
USBank	STL00775	$1,309,531.98	11/29/06	Town of Bennett	Kings
USBank	STL00875	$89,854.00	11/20/07	Bd of Comm, Fairfield Cnty, OH	Columbus N532
USBank	STL00978	$940,909.00	2/3/07	Old Republic #5	Republic Risk Manag.
USBank	STL00979	$818,547.00	2/3/07	Old Republic #6	Republic Risk Manag.
USBank	STL01106	$10,027,045.00	4/8/07	Commission of Arizona	Fry’s
USBank	STL01472	$2,232,000.00	10/29/06	State of Nevada
USBank	STL01472	$2,483,000.00	10/29/07	State of Nevada
USBank	STL01780	$1,000.00	5/23/07	TN Dept. of Agriculture	Delight
USBank	STL01791	$38,000.00	5/31/07	Jefferson County Public Works	Mid-South
USBank	STL01943	$8,065,000.00	9/13/07	Ohio Bureau of Workers Comp	Insurance
USBank	STL02087	$22,050.00	11/28/07	Witchita	Dillons Stores
USBank	STL02227	$2,182,819.00	2/23/07	Ace American Insurance	insurance - auto liability
USBank	STL02228	$2,065,313.00	2/23/07	Ace American Insurance	insurance - insured w/c
USBank	STL02230	$1,225,000.00	2/23/07	Ace American Insurance	insurance - self insured w/c
USBank	STL02261	$5,000.00	2/23/07	Jefferson County Public Works	Mid-South
USBank	STL02309	$10,000.00	3/15/07	Jefferson County Public Works	Mid-South
USBank	STL02652	$150,000.00	9/14/07	City of Murfreesboro	Mid-South
USBank	STL02684	$10,000.00	9/28/07	Jefferson County Public Works	Mid-South
USBank	STL2744	$316,701.70	10/24/07	City of Andover, KS	Dillon Stores

Union Bank	S233496	9,000.00	6/4/07	Mutual Indemnity	Insurance
Union Bank	S233495	55,000.00	2/23/07	Bkrs Std Insur	Fred Meyer
Union Bank	S006588	7,311,110.00	12/31/07	Reliance Insurance	Ralphs/hughes
Union Bank	S234643	424,512.00	1/10/08	Old Republic #1	Auto Deductible
Union Bank	S234782	4,950,000.00	3/7/07	IL Workers Comp	Illinois W/C
Union Bank	S234774	9,073,737.00	3/6/08	WV Workers Comp	West Va W/C
Union Bank	S234862	732,625.00	1/10/08	Old Republic #2	insurance

3

Union Bank	S234892	1,867,038.00	5/7/07	Old Republic #3	insurance
Union Bank	S234958	1,900,000.00	2/3/07	Continental Casualty #3	insurance
Union Bank	S235183	19,448,000.00	9/17/07	State of Washington	Washington W/C
Union Bank	S235184	3,077,330.00	9/17/07	State of Oregon	Oregon W/C
Union Bank	S235206	6,125,000.00	10/1/07	State of New Mexico	New Mex W/C
Union Bank	S235266	9,642,770.00	10/30/07	Commonwealth of KY	KY W/C
Union Bank	s235301	8,540,000.00	11/21/07	Kansas Workers Comp	KS W/C
Union Bank	s235461	1,500,000.00	2/3/07	Continental Casualty #4	cna
Union Bank	s236107	1,634,868.00	2/3/07	Ace American Insurance	insurance
Union Bank	s236108	2,621,365.00	2/3/08	Old Republic #7	insurance
Union Bank	s236816	114,600.00	3/9/07	Town of Colierville	Delta
Union Bank	s236817	100,000.00	3/9/07	Town of Colierville #2	Delta
Union Bank	s237098	595,000.00	8/23/07	Ace American insurance	Vernon meat plant (Bicara)

PNC	S257160OHO	24,145.46	5/1/07	Twp of Derry, PA	THMM
PNC	18100259	92,150.00	1/7/08	West Pottsgrove Twp	THMM
PNC	18100273	117,144.00	7/19/07	Penn DOT 2	THMM
PNC	18102108	122,404.51	8/24/07	Twp of South Hanover	THMM
PNC	18102921	58,311.00	3/10/07	Shippensburg	THMM
PNC	18103140	294,788.92	5/3/07	Clay Township	THMM
PNC	18103141	7,925,000.00	5/31/07	Penn DOT 3	THMM
PNC	18103183	45,000.00	11/10/07	Red Hill Borough 2	THMM
PNC	18103278	237,027.29	5/31/07	Hampden Twp	THMM
PNC	18103327	470,502.56	6/8/07	Borough of Mount Joy	THMM

Comerica	582779-01	3,000,000.00	5/1/07	Dept of Cons/Industry Svcs	Mich W/C

AmSouth	1612758	6,000,000.00	3/8/09	UFCW LOCAL #1529	DELTA H.R.
AmSouth	1814740	8,100,000.00	1/9/08	Georgia Self-Insurers Guaranty	Georgia Insurance
AmSouth	1815235	5,795,000.00	8/25/07	TN Dept of Commerce & Insurance	Insurance

4

SCHEDULE 3.01(b)
DISCLOSED LITIGATION

Any actions, suits, investigations, litigation or proceedings disclosed in Borrower’s periodic or current reports filed with the SEC are incorporated by reference in this Schedule 3.01(b).

EXHIBIT A-1 - FORM OF NOTICE OF
REVOLVING CREDIT BORROWING

JPMorgan Chase Bank, N.A., as Paying Agent
     for the Lenders parties
     to the Credit Agreement
     referred to below
[Address]                                                                                                                                                [Date]

                         Attention: Loan and Agency Services

Ladies and Gentlemen:

The undersigned, The Kroger Co., refers to the Five-Year Credit Agreement, dated as of November 15, 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as Paying Agent for said Lenders, Citibank, N.A., as Administrative Agent for said Lenders, and Bank of America, N.A., The Royal Bank of Scotland plc, Union Bank of California, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Syndication Agents, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Revolving Credit Borrowing is                               , 200  .

(ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $                              .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is            month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations and warranties in the last sentence of subsection (e) and in subsection (f) (other than clause (ii) thereof)) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(C) the aggregate amount of the Proposed Revolving Credit Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the Unused Commitments.

Very truly yours,

THE KROGER CO.

By
Title:

2

EXHIBIT A-2 - FORM OF NOTICE OF
COMPETITIVE BID BORROWING

                                         , as Agent
     for the Lenders parties
     to the Credit Agreement
     referred to below

[Date]

Attention: Loan and Agency Services

Ladies and Gentlemen:

The undersigned, The Kroger Co., refers to the Five-Year Credit Agreement, dated as of November 15, 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as Paying Agent for said Lenders, Citibank, N.A., as Administrative Agent for said Lenders, and Bank of America, N.A., The Royal Bank of Scotland plc, Union Bank of California, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Syndication Agents, and hereby gives you notice, irrevocably, pursuant to Section 2.01(b) of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing
(B)	Amount of Competitive Bid Borrowing
(C)	[Maturity Date] [Interest Period]
(D)	Interest Rate Basis
(E)	Interest Payment Date(s)
(F)
(G)
(H)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

(a) the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(c) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the Unused Commitments.

The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.01(b) of the Credit Agreement.

Very truly yours,

THE KROGER CO.

By
Title:

2

EXHIBIT A-3 - FORM OF
NOTICE OF ISSUANCE

                                     , as Issuing Bank
[Address]

JPMorgan Chase Bank, N.A., as Paying Agent
     for the Lenders parties
     to the Credit Agreement
     referred to below
[Address]                                                                                                          [Date]

                         Attention: Loan and Agency Services

Ladies and Gentlemen:

The undersigned, The Kroger Co., refers to the Five-Year Credit Agreement, dated as of November 15, 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as Paying Agent for said Lenders, Citibank, N.A., as Administrative Agent for said Lenders, and Bank of America, N.A., The Royal Bank of Scotland plc, Union Bank of California, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Syndication Agents, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to the Issuance of such Letter of Credit (the “Proposed Issuance”) as required by Section 2.03(a) of the Credit Agreement:

(i) The Business Day of the Proposed Issuance is                     , 200  .

(ii) The Available Amount of such Letter of Credit is                     .

(iii) The expiration date of such Letter of Credit is                     , 200  .

(iv) The name and address of the beneficiary of such Letter of Credit is                     .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Issuance:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations and warranties in the last sentence of subsection (e) and in subsection (f) (other than clause (ii) thereof)) are correct, before and after giving effect to the Proposed Issuance and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(C) the aggregate Available Amount of the Proposed Issuance is within (i) the aggregate amount of the Unused Commitments and (ii) the Letter of Credit Facility.

Very truly yours,

THE KROGER CO.

By
Title:

2

EXHIBIT B - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Five-Year Credit Agreement dated as of November 15, 2006 (as amended or modified from time to time, the “Credit Agreement”) among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as Administrative Agent and as Paying Agent for said Lenders, Citibank, N.A., as Administrative Agent for said Lenders, Bank of America, N.A., The Royal Bank of Scotland plc, Union Bank of California, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Syndication Agents. Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note held by the Assignor and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or other electronic medium shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:			%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Revolving Credit Advances assigned:		$

Principal amount of Revolving Credit Note payable to Assignee:		$

Principal amount of Revolving Credit Note payable to Assignor:		$

Effective Date*:                               , 200

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 200

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 200

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]
Accepted and Approved this
day of , 200

JPMORGAN CHASE BANK, N.A., as Administrative
Agent and as Paying Agent

By
Title:

*     This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Approved this day
of , 200

CITIBANK, N.A.,
as Administrative Agent

By
Title:

Approved this day
of , 200

THE KROGER CO.

By
Title:

4

EXHIBIT C - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

To each of the Lenders parties
     to the Credit Agreement referred to below
     and to JPMorgan Chase Bank, N.A.,
     as Administrative Agent
     and Paying Agent, and Citibank, N.A.,
     as Administrative Agent

The Kroger Co.

Ladies and Gentlemen:

As Executive Vice President, Secretary and General Counsel of The Kroger Co., an Ohio corporation (the “Company”), I am familiar with its affairs and, to the extent necessary to render this opinion, the affairs of its subsidiaries and in particular the Five-Year Credit Agreement, dated as of November 15, 2006 (the “Credit Agreement”), among the Company, the banking institutions listed on the signature pages thereof (the “Lenders”), JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, and Bank of America, N.A., The Royal Bank of Scotland plc, Union Bank of California, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Syndication Agents. This opinion is delivered to you pursuant to the Credit Agreement. All capitalized terms used herein which are defined in, or by reference in, the Credit Agreement have the meanings assigned to such terms in, or be reference in, the Credit Agreement unless otherwise indicated herein.

In connection with the preparation of this opinion, I have examined originals, or certified, conformed or reproduction copies, of such corporate records, agreements, instruments and documents of the Borrower, such certificates of public officials and such other documents as I have deemed necessary or appropriate to its preparation and delivery. In all such examinations, I have assumed the genuineness of all signatures on original or certified, conformed or reproduction copies of documents of all parties other than the Company and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to such opinions, I have relied upon, and assume the accuracy of, statements or certificates of public officials and statements or certificates of officers or representatives of the Borrower and others. I am familiar with the proceedings of the Board of Directors of the Borrower in connection with the Credit Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

(1) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. The Borrower has all requisite corporate power and authority to own or lease and operate its properties, and to carry on its business as presently conducted. The Borrower has the corporate power and authority to execute and deliver the Credit Agreement, and to perform its obligations under the Credit Agreement. The Borrower is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases assets or in which the conduct of its business requires it to so qualify or be licensed except where the failure to be so licensed or qualified is not likely to have a material adverse effect on the business, condition (financial or otherwise), performance, operation, properties or prospects thereof.

(2) The Credit Agreement has been duly executed and delivered on behalf of the Borrower.

(3) There are no pending or overtly threatened actions or proceedings against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which, (a) except as set forth in the Credit Agreement, are reasonably likely to have a Material Adverse Effect or (b) purport to affect the legality, validity or enforceability of the Credit Agreement.

(4) The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations under the Credit Agreement (a) have been duly authorized by all necessary corporate action, (b) do not require any filing or registration with, or approval or consent of, any governmental agency or authority generally applicable to corporations for profit that has not been made or obtained, and (c) do not contravene (i) any provisions of the Articles of Incorporation of the Borrower or Regulations of the Borrower and all amendments thereto, or (ii) any present law, or governmental regulation of any governmental agency or authority of the State of Ohio generally applicable to corporations for profit which, to my knowledge, is applicable to the Borrower.

(5) The execution and delivery by the Borrower of the Credit Agreement and the performance by it of its obligations thereunder, to my knowledge, will not contravene any indenture, loan or credit agreement, lease, guarantee, mortgage, security agreement, bond, note or other agreement or instrument, or any order, writ, judgment, award, injunction or decree, which affect or purport to affect any of the rights or obligations of the Borrower under the Credit Agreement, except as disclosed in the Credit Agreement.

(6) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Borrower of the Credit Agreement.

(7) The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(8) In general, an Ohio court would give effect to the choice of law provisions in the Credit Agreement which specify New York law as the applicable law (other than instances where Ohio law specifically governs Ohio property, persons or activities, for example, with respect to real property and choice of law rules under the Uniform Commercial Code (“UCC”)). The Supreme Court of Ohio has validated contractual choice of law provisions. Jarvis v. Ashland Oil, Inc., 17 Ohio St. 3d 189 (1985); Schulke Radio Productions, Ltd. v. Midwestern Broadcasting Co., 6 Ohio St. 3d 436 (1983). In the latter case, the Supreme Court held that the parties may choose the law applicable to their contract unless (i) the state whose law is chosen has no substantial relationship to the parties or to the transaction and there is no other reasonable basis for the parties’ choice or (ii) application of the chosen law would be contrary to a fundamental policy of a state having a materially greater interest in the issue than the chosen state and such other state would be the state of applicable law in the absence of a choice by the parties. In addition, Ohio Revised Code (“R.C.”) § 1301.05 (UCC 1-105) provides generally with respect to UCC matters (not including issues specifically addressed to the contrary by the Ohio UCC, for example, perfection issues governed by R.C. § 1309.03 (UCC 9-103)) that when a transaction bears a reasonable relation to Ohio and also to another state, the parties may agree that the law of either Ohio or of such other state shall govern their rights and duties. Under the present circumstances, it would appear that the parties’ stipulation that the law of New York should control should be given effect in Ohio. This conclusion is based upon our understanding that the transactions provided for in the Credit Agreement were negotiated primarily in New York, were executed and delivered in New York, and are to be performed, in whole or in part, in New York and that the Administrative Agents and the Paying Agent have their chief places of business outside of the State of Ohio.

The opinions set forth above are subject to the following qualifications:

(a) My opinion in paragraph 7 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b) My opinion in paragraph 7 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

2

(c) I express no opinion as to (i) Section 2.13 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of Ohio wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

The opinions stated herein are limited to the federal laws of the United States of America and the laws of the State of Ohio. To the extent the opinions stated herein relate to laws of a jurisdiction other than the United States of America or the State of Ohio, I have assumed for purposes of such opinions that the laws of such jurisdiction are identical to the laws of the State of Ohio. The opinions are limited to the matters on which I have been expressly asked to opine and do not extend beyond such limits. The opinions expressed herein are solely for the benefit of the Agent and the Lenders and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

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EXHIBIT D - FORM OF
ADMINISTRATIVE QUESTIONNAIRE

JANUARY 2005

JPMorgan

ADMINISTRATIVE QUESTIONNAIRE

The Kroger Co.

Agent Address:	JPMorgan Chase Bank, N.A.	Return form to:	Omar Musule
	JPMorgan Loan Services	Telephone:	713-286-3247
	1111 Fannin Street, 10th Fl.	Facsimile:	713-750-2666
	Houston, TX 77002	E-mail:	Omar.P.Musule@JPMorgan.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly.  If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Tax ID Number:

Signature Block Information:

•	Signing Credit Agreement	Yes	No

•	Coming in via Assignment	Yes	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

LSTA JANUARY 2005                   Copyright © LSTA 2005.  All rights reserved.

Contacts/Notification Methods:  Borrowings, Paydowns, Interest, Fees, etc.

Primary Credit Contact	Secondary Credit Contact

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	JPMorgan Chase Bank, N.Al

ABA/Routing No.:	021 0000 021

Account Name:

Account No.:

Attention:	Cherry Arnaez

Reference:	Kroger Co.

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT E - FORM OF
GUARANTEE AGREEMENT

GUARANTEE AGREEMENT dated as of November 15, 2006, made by the subsidiaries of The Kroger Co., an Ohio corporation (the “Borrower”), listed on the signature page hereof and the Additional Guarantors (as defined in Section 21) (such subsidiaries so listed and the Additional Guarantors being, collectively, the “Guarantors”) to JPMorgan Chase Bank, N.A. (“JPMorgan”), with an office at 270 Park Avenue, New York, New York  10017, as paying agent (such paying agent, together with any successor thereto appointed pursuant to the Credit Agreement referred to below, being the “Paying Agent”) for the lenders (the “Lenders”) parties to the Credit Agreement (as hereinafter defined) .

Reference is made to the Five-Year Credit Agreement dated as of November 15, 2006 (as amended or modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as an Administrative Agent and as the Paying Agent, and Citibank, N.A., as an Administrative Agent.

The Lenders have agreed to make Advances to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  The obligations of the Lenders to make Advances are conditioned on, among other things, the execution and delivery by each Guarantor of a guarantee agreement in the form hereof.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement or, to the extent not defined in the Credit Agreement, in the other Loan Documents.

Accordingly, the parties hereto agree as follows:

SECTION 1.   Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, all obligations of the Borrower under or in respect of the Credit Agreement and the other Loan Documents in respect of loans, advances, debts, liabilities, covenants and indemnities of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, letter of credit, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (the “Obligations”).  Without limitation of the foregoing, the Borrower’s obligations under the Credit Agreement and the other Loan Documents include (a) all principal, interest, charges, expenses, indemnities, fees, attorneys’ fees and disbursements and any other amounts payable to or to become payable by the Borrower under the Credit Agreement or any other Loan Document and (b) any amount in respect of any of the foregoing which any Lender, in its sole discretion, may elect to advance on behalf of the Borrower.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

SECTION 2.   Obligations Not Waived.  To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Paying Agent to assert any claim or

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demand or to enforce any right or remedy against the Borrower or any other Guarantor pursuant to provisions of this Agreement, any Loan Document or otherwise; (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any guarantee or any other agreement, including with respect to any other Guarantor under this Agreement; (c) the release of any security held by the Paying Agent for the Obligations or any of them; or (d) the failure of the Paying Agent to exercise any right or remedy against any other Guarantor or guarantor of the Obligations.

SECTION 3.   Guarantee of Payment.  Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Paying Agent to the security, if any, held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Paying Agent in favor of the Borrower or any other Person.

SECTION 4.   No Discharge or Diminishment of Guarantee.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Paying Agent to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any other guarantee or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).  The liability of each Guarantor shall not exceed at any time the Maximum Amount (as hereinafter defined) less the sum of the amounts, if any, collected by or on behalf of the Paying Agent from such Guarantor pursuant to any Loan Documents executed by such Guarantor.  The “Maximum Amount” means, with respect to each Guarantor, 95% of the difference between (i) fair salable value of the property of such Guarantor and (ii) the total liabilities of such Guarantor (including contingent liabilities, but excluding liabilities of such Guarantor under the Loan Documents) from time to time.

SECTION 5.   Defenses of Borrower Waived.  To the extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than final and indefeasible payment in full in cash of the Obligations.  Each of the Guarantors waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security.

SECTION 6.   Continued Effectiveness.  Each Guarantor further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any

2

time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by the Paying Agent upon the bankruptcy or reorganization of the Borrower, any other Guarantor or otherwise.

SECTION 7.   Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Paying Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Paying Agent, forthwith pay, or cause to be paid, to the Paying Agent as is designated thereby in cash the amount of such unpaid Obligations, and thereupon the Paying Agent shall, assign (except to the extent that such assignment would render such Guarantor a “creditor” of the Borrower or another Guarantor within the meaning of Section 547 of Title 11 of the United States Code as now in effect or hereafter amended or any comparable provision of any successor statute) the amount of the Obligations owed to it and paid by such Guarantor pursuant to this guarantee to such Guarantor, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Guarantor, or make such other disposition thereof as such Guarantor shall direct (all without recourse to the Paying Agent, and without any representation or warranty by the Paying Agent).  If (a) any Guarantor shall make payment to the Paying Agent of all or any part of the Obligations, (b) all the Obligations and all other amounts payable under this Agreement shall be indefeasibly paid in full and (c) the Commitments shall have expired or terminated, the Paying Agent will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

SECTION 8.   Information.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that the Paying Agent will have no duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 9.   Subordination.  Upon payment by any Guarantor of any sums to the Paying Agent, as provided above, all rights of such Guarantor against the Borrower, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations to the Paying Agent; provided, however, that any right of subrogation that such Guarantor may have pursuant to the Credit Agreement or this Agreement is subject to Section 7 hereof.

SECTION 10. Representations and Warranties.  Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

SECTION 11. Termination.  The guarantees made hereunder shall terminate when all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.  This Agreement will terminate as to any Guarantor upon any sale or other disposition of such Guarantor that is permitted by the Credit

3

Agreement or upon the date such Guarantor otherwise ceases to be a Material Subsidiary of the Borrower, provided that such Guarantor shall give notice to the Lenders promptly upon such termination.

SECTION 12. Binding Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Paying Agent, and thereafter shall be binding upon such Guarantor and the Paying Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Paying Agent, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents.

SECTION 13. Waivers; Amendment.  (a)  No failure or delay of the Paying Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Paying Agent hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provisions of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors and the Paying Agent, with the prior written consent of the Required Lenders.

SECTION 14.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 15.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Credit Agreement.

SECTION 16.  Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Paying Agent and shall survive the making by the Lenders of the Advances regardless of any investigation made by such parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

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(b)                                 In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 17.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective as provided in Section 12.

SECTION 18.  Rules of Interpretation.  The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

SECTION 19.  Jurisdiction, Consent to Service of Process.  (a)  Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Paying Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)                                 Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 20.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been

5

induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 21.  Additional Guarantors.  Pursuant to Section 5.01(i) of the Credit Agreement, certain Subsidiaries of the Borrower are required to enter into this Agreement as Guarantors (the “Additional Guarantors”).  Upon execution and delivery, after the date hereof, by a subsidiary of an instrument in the form of this Agreement, such subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 22.  Right of Setoff.  If an Event of Default shall have occurred and be continuing and the Agents shall have declared, or the Required Lenders shall have requested the Agents to declare, the Advances immediately due and payable pursuant to Article VI of the Credit Agreement, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under the Credit Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Credit Agreement or any such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DILLON COMPANIES, INC.
FOOD 4 LESS HOLDINGS, INC.
FRED MEYER, INC.
FRED MEYER STORES, INC.
THE KROGER CO. OF MICHIGAN
KROGER LIMITED PARTNERSHIP I
By: KRGP Inc., its General Partner
KROGER TEXAS L.P.
By: KRGP Inc., its General Partner
RALPHS GROCERY COMPANY
SMITH’S FOOD & DRUG CENTERS, INC.

By
Name:
Title:

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EXHIBIT F - FORM OF
ISSUING BANK REPORT

JPMorgan Chase Bank, N.A.,
     as Paying Agent for the Lenders parties
     to the Credit Agreement
     referred to below
[Address]

Fax: 713 750 2782                                                                      [Date]

Attention: Loan and Agency Services

Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of November 15, 2006 (as amended or modified from time to time, the “Credit Agreement”) among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as Administrative Agent and as Paying Agent for said Lenders, Citibank, N.A., as Administrative Agent for said Lenders, Bank of America, N.A., The Royal Bank of Scotland plc, Union Bank of California, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Syndication Agents. Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned is an Issuing Bank under the Credit Agreement. Pursuant to Section 2.03(d) of the Credit Agreement, undersigned hereby notifies you of the following event(s) (check all that apply):

☐	New issue Letter of Credit

☐	Cancellation of Letter of Credit

☐	Letter of Credit expiry date change

☐	Increase of Available Amount of Letter of Credit

☐	Decrease of Available Amount of Letter of Credit

Letter of Credit #:	Effective date:

Beneficiary:	Expiry date:

Original Available Amount:	New Available Amount:

Please contact                                [name] at                                [phone #] or                                [email address] with any questions.

[NAME OF ISSUING BANK], as Issuing Bank

By
Title:

Dated: , 200

cc: The Kroger Co., Assistant Treasurer